UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10/A
(amendment no. 8 )

GENERAL FORM FOR REGISTRATION OF SECURITIES
Pursuant to Section 12(b) or (g) of the Securities Exchange Act Of 1934

Conforce International, Inc.
 (Name of Registrant as specified in its charter)

Delaware	68-6077093
(State or other jurisdiction of	(I.R.S. Employer
incorporation or jurisdiction)	Identification Number)

51A Caldari Road
2nd Floor
Concord, Ontario L4K 4G3
Canada
(Address of principal executive offices)

Registrant’s telephone number, including area code:  (416) 234-0266

Securities to be registered under Section 12(b) of the Act: None

Securities to be registered under Section 12(g) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Common stock, par value $0.0001	Over-the-Counter/Pink Sheets

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” accelerated filer,” and “smaller reporting company” in Rule 12-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒

EXPLANATORY NOTE

Conforce International, Inc. is filing this Amendment No. 8 on Form 10/A (the “Amendment”) to its General Form for Registration originally filed February 9, 2009 (the “Original Filing”) and the most recent amendment filed on October 16, 2009 (“Amendment No. 7”) to amend and restate the previously-filed consolidated financial statements for the years ended March 31, 2008 and 2007 (and related disclosures) and the consolidated interim financial statements for the nine months ended December 31, 2008 and 2007 and to correct other errors in the originally filed report through to Amendment No. 7.  Accordingly, the following sections have been amended: financial statements for the fiscal years ended March 31, 2008 and 2007 and for the interim period ended December 31, 2008 and 2007, contained in Part II, Item 15 of this Amendment and conforming changes to the Business section contained in Part I, Item 1 and Management’s Discussion and Analysis of Financial Condition and Results of Operations contained in part I, Item 2 of this Amendment.  In addition the following, Item 13 Financial statement and supplementary data, and Item 14, Changes in and disagreements with the Accountants on Accounting and financial disclosure.  The errors were discovered after a change in auditors prompted management to conduct a thorough review of its previously filed financial statements and its Form 10-K.

In order to preserve the nature and character of the disclosures set forth in the Original Report, except as expressly noted above, this report speaks as of the date of the filing of the Original Report, February 9, 2009, as amended on October 16, 2009, and we have not updated the disclosures in this report to speak as of a later date. All information contained in this Amended Report is subject to updating and supplementing as provided in our reports filed with the SEC subsequent to the date of the Original Report.

Conforce International, Inc. is filing this General Form for the Registration of Securities on Form 10 to register its common stock, par value $0.0001, pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

On April 9, 2009, Conforce International, Inc.’s registration statement was automatically declared effective and Conforce International, Inc. is now subject to the requirements of Regulation 13A under the Exchange Act, which will require the Company to file annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K, and it will be required to comply with all other obligations of the Exchange Act applicable to issuers filing registration statements pursuant to Section 12(g).

Unless otherwise noted, references in this registration statement to “Conforce International, Inc.,” “Conforce,” “CFRI,” the “Company,” “we,” “our” or “us” means Conforce International, Inc.  Our principal place of business is located at 51A Caldari Road, 2nd Floor, Concord, Ontario L4K 4G3 Canada. Our telephone number is (416) 234-0266.

ITEM 1.  BUSINESS.

BUSINESS DEVELOPMENT

Conforce International, Inc. is a Delaware corporation headquartered in Concord, Ontario, Canada. Management of Conforce has been in the shipping container business repairing, selling or storing containers for over 25 years.  The Company operates a Container Terminal through Conforce 1 Container Terminals, Inc. (“Conforce 1”). Conforce 1 provides complete handling and storage of marine shipping containers to its client base of International shipping lines.  The container depot has a capacity of over 5,000 containers.  Its fully integrated software system allows shipping line customers on-line access 24/7 to create bookings, view container inventory and status, and to print standard and customizable reports. Full service features include empty and loaded container lift on-off services, short and long term storage for empty and loaded containers, on-site container-reefer vendors for container repair services, 460V plugs for continued container temperature control while stationed at the terminal, on-site fuelling and steam cleaning, and container modifications to client specifications. The Container Terminal is the Company’s primary source of revenue. The Company generates revenues as a result of charges assessed to shipping lines for the lifting and handling of their empty containers while stored at the Container Terminal until their next use. The Container Terminal also charges for related services such as the abovementioned fueling and power stations for temperature controlled containers.

In addition to the business of the container terminal as described above, the Company has been engaged in the research and development of a polymer based composite shipping container flooring product, EKO-FLOR.

EKO-FLOR xcs, the first version of the product, was officially introduced to the container industry on December 5, 2006 at the 31st annual Intermodal Conference in Hamburg, Germany, the world’s leading shipping container event. Based on the initial reception to the composite, the Company learned that the industry was interested in a composite alternative, however, the product needed to weigh less than the current wood standard. Based on this feedback, Conforce continued to refine its product and as a result, it was able to introduce a lighter, less expensive version, EKO-FLOR cs-2, in December 2007 at the Intermodal Show in Amsterdam, Netherlands. Following the 2007 Intermodal show, the Company received feedback as it related to the slip-resistance of its surface coating. Customers indicated that a coating was required but needed to maintain an adequate amount of grit for slip-resistance, while not damaging carton boxes placed directly on the surface. Based on this feedback, the Company continued to develop the product until it was able to officially launch EKO-FLOR cs-4 in December 2008. Conforce introduced its latest light-weight version, which contained a topcoat jointly developed by Conforce and Bayer MaterialScience LLC, to customers during a series of meetings held in Hamburg, Germany, the location of the 2008 Intermodal Conference. These meetings in December 2008, which were held in a designated boardroom at the Hamburg Renaissance, were scheduled with shipping lines and lessors who ranked in the top ten, in terms of volume purchases of new build containers in their respective business segments. The Company met with two shipping lines and with the Chairman of the International Institute of Container Lessors’ flooring workgroup representing its twelve member firms. Of the potential customers in attendance, only one had previously conducted dry-land testing of the EKO-FLOR product at a production facility in China. Such testing was conducted using standardized strength test methods as fully described on page 6 of this documents under sub-heading EKO-FLOR cs-4. The companies in attendance were solicited based on their on-going interest in the product and their willingness during 2007 and 2008 to provide feedback to Conforce so that the Company could make improvements to the product in the areas of weight and surface coatings. These companies were able to provide such feedback based on the their willingness to test a suitable alternative to apitong plywood if such a product could be cost competitive, weight neutral or preferably lighter, and could meet the standardized strength tests as applied to apitong plywood. During and following the meetings, orders were placed for ocean-going trials of EKO-FLOR cs-4. (The difference in the product versions described above is more fully explained in the Principal Products section of this document).

As a result, EKO-FLOR cs-4 will be evaluated through ocean-going tests conducted by shipping lines and container lessors.  The Company expects that approximately six hundred (600) EKO-FLOR cs-4 equipped containers will be in circulation on or about October - December 2009 for final testing. The Company originally expected to have its product in circulation for testing between May and July 2009; however, final preparation as it relates to production equipment, personnel and processes have caused the trial date to date to be delayed as stated above. At this time, the Company does not expect any further delays.

The Company has also developed EKO-FLOR ms-1, a composite panel designed specifically for use as shelving in United States Military special application marine containers. Consistent with a Letter of Intent received by Conforce in May 2008 from its military sub-contractor, Sea Box Inc., the first order from Sea Box for ms-1was received in December of 2008. The order consisted of racking for special application containers and will generate revenues in excess of 1 million USD over 12 months until January 2010. Shipments of ms-1 commenced in January 2009. As of July 31, 2009, the Sea Box order has generated revenues for the Company in the amount of approximately $796,000.

In order to help ensure the successful commercialization of EKO-FLOR, on February 2, 2009, the Company signed a definitive agreement with Bayer MaterialScience LLC (“Bayer”) establishing a strategic partnership between Conforce and Bayer. Bayer is one of the world’s leading polymer companies and is a division of Bayer AG, a recognized leader in health care, nutrition and advanced materials. For Conforce, the agreement provides key support in the areas of advanced material and design analysis, efficient production practices, technical expertise and know-how, and a global material supply chain consistent with the projected requirements of EKO-FLOR.  The goal of the Partnership is the successful commercialization of EKO-FLOR through the use of advanced design and material analysis, efficient production practices through on-going training and support, and the logistical development of a material supply chain.  Conforce will produce or have produced on its behalf EKO-FLOR profiles using Bayer Products (polyurethanes, polyurethane coatings and polyurethane pultrusions).  Bayer will receive samples of EKO-FLOR produced by or on behalf of Conforce using Bayer Products for testing, evaluation, determining and making any modifications to Bayer Products which Bayer believes may improve the physical properties, appearance or processing of EKO-FLOR.  Bayer will allocate the know-how, technical expertise and human resources Bayer deems necessary to assist with the setup and production of EKO-FLOR trial orders and the establishment of a production facility in Asia, if/when necessary.  Such assistance will include the analysis of current Conforce production processes in order to ensure a seamless transition from local single-line production to scalable multi-line manufacturing in Asia.  Bayer will ensure that Conforce has access to an adequate supply of Bayer products for production of EKO-FLOR and Bayer has provided and will continue to provide economic assistance to Conforce towards the development of EKO-FLOR.  The term of this Agreement will be for a period of one (1) year from the date first written above. This Agreement may be extended or terminated by mutual agreement of the parties.  Either party may terminate this agreement at any time upon thirty (30) days’ written notice to the other party with such termination to become effective at the conclusion of such thirty (30) day period.  However, all intellectual property rights as explained under the Patents section will survive the termination of such agreement.  For Bayer, the agreement provides revenue through resin supply to Conforce. As such, Conforce and Bayer will, at a later date to be mutually agreed upon, enter into, execute and deliver definitive operational agreements which may include multi-term material supply agreements and joint development agreements. To-date, no such agreements have been signed that will bind the Company at this time.

Conforce and Bayer have collaborated on certain alterations to the design of the special application military container panels, EKO-FLOR xts trailer flooring and cs 4 container flooring.  The Company is responsible for the creation of the original design of each of these products.  Bayer has contributed its technical expertise in identifying and providing polyurethane resins that will maximize strength, while minimizing weight.   The combined collaborative efforts of Bayer and Conforce have been ongoing from July of 2008 through the date of this filing.  Bayer’s role in the development of EKO-FLOR has been to optimize the production process, including advice relating to the design of the pultrusion production line and, as previously stated, advice concerning the optimal polyurethane resin mix.  Bayer has provided third-party consultants, at its own expense, to design various components of the pultrusion production line.  In addition, it has provided Bayer employees at its own cost to act as consultants and attend the Conforce production and development centre in Ontario for purposes of overseeing the configuration of the pultrusion production line and fabrication of the EKO-FLOR panels.  Bayer has provided economic assistance to Conforce in two ways:  (1) Bayer has incurred the cost of certain components used in the pultrusion production line and certain development costs associated with the production of the special application military container panels; and (2), as previously stated, Bayer incurred the cost of certain third-party consultants and provided Bayer employees at its own cost to act as consultants.  Bayer does not provide any other form of economic assistance to the Company nor are there any specific agreements in place pertaining to the provision of any additional economic assistance by Bayer to Conforce in the future.  Although it is likely that Bayer will provide similar economic assistance in the future, it is not possible to predict the precise nature of such assistance at this time.  Conforce does not intend to pay any fees or expenses in consideration for any future collaborative efforts provided by Bayer.  To date, Conforce has paid approximately $220,000 to Bayer in exchange for supplying resins to Conforce.  The amount that Bayer will receive from Conforce in the future will depend upon the level of market acceptance of EKO-FLOR.

It is important to note that all revenues reported by Conforce as of December 31, 2008 were generated by the container terminal operations, which was formed in November 2003 with first revenues being recorded in April 2004. Research and development of EKO-FLOR has been primarily funded by cash provided by the terminal operations. During the period January 1 – March 31, 2009, the Company reported its first revenues from the sale of EKO-FLOR shelving panels to its military contractor, Sea Box.

The results from operations of the Container Terminal division are as follows:

For the 12 month period April 1, 2006 to March 31, 2007, the Company had revenues of $1,583,662 with a net loss of $94,649.  For the 12 month period April 1, 2007 to March 31, 2008, the Company had revenues of $2,364,335 with a net income of $101,882.

For the 9 month period ended December 31, 2007, the Company had revenues of $1,636,194 with a net loss of $29,769.  For the 9 month period ended December 31, 2008, the Company had revenues of $1,333,772 with  net loss of 3,567.

The results from operations of the EKO-FLOR division are as follows:

For the 12 month period April 1, 2006 to March 31, 2007, the Company had no revenues and a loss from operations of $214,790. For the 12 month period April 1, 2007 to March 31, 2008, the Company had no revenues and a net loss of $249,060.

For the 9 month period ended December 31, 2007, the Company had no revenues and a loss from operations of $101,072.  For the 9 month period ended December 31, 2008, the Company had no revenues and a loss from operations of $241,815.

The results of consolidated operations are as follows:

For the 12 month period April 1, 2006 to March 31, 2007, the Company had revenues of $1,583,662 and a net loss of $309,439.  For the 12 month period April 1, 2007 to March 31, 2008, the Company had revenues of $2,364,335 with a net loss of $147,178.

For the 9 month period ended December 31, 2007, the Company had revenues of $1,636,194 and a net loss of $130,841.  For the 9 month period ended December 31, 2008, the Company had revenues of $1,333,772 and a net loss of $245,382.

CORPORATE DEVELOPMENT

Toronto Reefer Container Services (“TRC”) was formed in 1975 by Mr. Tony Kulas, father of Marino Kulas.  It was a Kulas private family business specializing in the service and repair of oceangoing containers.  The business was subsequently purchased in 1998 by Mr. Slavko Kulas, the cousin of Mr. Marino Kulas.  Mr. Marino Kulas has been previously employed by TRC. Since the formation of Conforce, TRC has remained an independent entity, an outside vendor, with no financial relationship with Conforce.  TRC is in the business of providing repair services for shipping lines through the use of mobile repair units that are called upon by various terminals to perform on-site container repairs.  TRC is hired by the shipping lines and is paid directly by the shipping lines .  Terminal operators, including Conforce, allow TRC to work on their premises as a service to their shipping line customers.  As such, Conforce is not paid by TRC and TRC is not paid by Conforce, nor is there any formal written agreement between the parties. It is important to note that shipping lines may use any outside repair vendor they choose and that all such vendors are allowed access to the Conforce terminal to perform repairs without paying a fee to Conforce. This practice is typical in the industry and rarely is a repair vendor required to pay a fee to a terminal operator.

On February 9, 2001, First National Preferred Card Service Inc. (FNPCS) was registered as an Ontario corporation and was originally established to facilitate payment systems for cruise ships operated by certain shipping lines and in particular, Carnival Cruise Lines.

In November of 2003, Conforce 1 Container Terminals Inc. was registered as an Ontario corporation and was formed for the purposes of establishing a container storage and handling terminal. First revenues for the terminal were recorded in April 2004.

On May 18, 2004 “Now Marketing Corp.” was duly formed through the filing of its Certificate of Incorporation with the Delaware Secretary of State by Chairman and Director, Marino Kulas. As was the case with FNPCS, Now Marketing Corp was also originally established for the venture involving payment systems for cruise ships.

On May 18, 2005, Now Marketing Corp. was renamed to Conforce International, Inc. At the time of the renaming, Now Marketing Corp. had no business operations.

On May 20, 2005, First National Preferred Card Service Inc. was renamed to Conforce Container Corporation. At the time of the renaming, FNPCS had no business operations.

On May 24, 2005, Conforce International, Inc. and Conforce Container Corporation (“CCC”), an Ontario corporation, completed an Acquisition Agreement and Plan of Merger. The purpose of the merger was for international tax planning and expansion. At that time, the Company acquired 50.1% of Conforce 1 Container Terminals Inc., which was wholly owned by Marino Kulas.

As of May 24, 2005 and upon execution of the Acquisition Agreement and Plan of Merger in connection with Conforce 1 and CCC, Marino Kulas, President and Chief Executive Officer was the founder and sole owner of Now Marketing Corp. and was the founder and majority shareholder of CCC, which is the company responsible for the development of EKO-FLOR. Mr. Kulas was also the founder and sole owner of Conforce 1 Container Terminals, Inc., which is the company responsible for the Company’s container terminal operations.

As of the date of this filing, the common stock of Conforce is listed on the Pink Sheets Electronic OTC Market under the trading symbol “CFRI.”

PRINCIPAL PRODUCTS

Conforce is comprised of two separate and distinct operating divisions:

1.        Conforce 1 Container Terminals, Inc. (“Conforce 1”) is a full-service container terminal providing storage and handling for ocean-going containers.

Conforce 1 provides complete handling and storage of Marine shipping containers to its client base of International shipping lines.  The container depot has a capacity of over 5,000 containers.  Its fully integrated software system allows customers on-line access 24/7 to create bookings, view container inventory and status and to print a number of standard and customizable reports.

The full service features offered include, empty and loaded container lift on-off services, container repairs through TRC, short and long term storage for empty and loaded containers, EDI capability, on-site container-reefer vendors for  container repair services, 460V plugs for continued container temperature control while stationed at the terminal, on-site fueling and steam cleaning services and container modifications to client specifications.

2.        Conforce Container Corporation is dedicated to the production, development and commercialization of the new ISO1496 certified container flooring system, EKO-FLOR.

EKO-FLOR is a composite flooring system designed to replace plywood flooring in shipping containers.

EKO-FLOR xcs was the first version of the product developed. It was similar in weight to apitong plywood at 304 kgs per 20 foot container.

EKO-FLOR cs-2 was designed for use in general cargo applications. The product weighed 270kg per 20 ft. container.

EKO-FLOR cs-4 was designed throughout 2008 as a result of evaluations and suggestions by container industry participants. The product contains a new anti-slip top coat surface jointly developed by Conforce and Bayer MaterialScience LLC. The product meets specified requirements, applied to all wood flooring products, in terms of the weight and forces exerted on the product before failure occurs (“load bearing” or “load bearing properties”). The product was tested by the American Bureau of Shipping using standardized testing procedures for shipping containers. The primary test involved exerting pressure on the floor by rolling a test cart with a weight of 7,260kgs on two 7” wide solid rubber tires. The second major test involved lifting the container 6 - 12” off the ground while carrying 60,960kgs of cargo (two times its maximum capacity of 30,480kgs per twenty foot container).  EKO-FLOR cs-4 will replace xcs and cs-2 and is the version of the product that will be tested by customers in ocean-going trials.   The EKO-FLOR cs-4 panels are currently being produced at Conforce’s own development center in Concord, Ontario.

EKO-FLOR ms-1 has been developed as a load bearing shelving system for use in special application United States military containers.

The Company is currently having the ms-1 panels produced at a sub-contracted facility in Quebec, Canada.

Please refer to the Growth Strategies section on page 8 for discussion of anticipated revenues.

PRINCIPAL COMPETITIVE STRENGTHS

Container Terminal Division

Although the terminal offers full service features as described in Item 1 above, such features are offered by most terminals and are not considered a unique competitive strength. The Company was able to enter the terminal business based on its existing relationships with shipping lines through management’s business dealings while formerly employed by TRC. Therefore, its main competitive strength remains relationship driven as well as its focus on customer service.

The terminal can also accommodate temperature controlled containers, known as reefers, as a result of its investment in a generator valued at approximately $60,000.

EKO-FLOR Division

An oil spill caused by a forklift during loading prior to ocean-going travel will in all likelihood be absorbed in wood flooring during the 20 – 25 days the container sits idly on the vessel. Based on internal testing conducted by Conforce whereby oil was poured onto an apitong wood panel and an EKO-FLOR polymer panel, after four days of being untouched, the spill was removed using a cotton towel.  The EKO-FLOR polymer panel did not absorb the oil, whereas the oil had penetrated the apitong wood panel.  The four day test period was selected to demonstrate how quickly oil can be absorbed into wood. The Company also conducted oil testing on EKO-FLOR panels for a period of thirty days, during which oil was not absorbed by the product. The significance of oil absorbed in wood in containers is that the container will not be suitable for food-grade transport.  Shipping lines may choose to repair the floor by either sanding or replacing the damaged wood floor section which results in increased repair costs.

EKO-FLOR weighs 249kg per 20 foot container while the plywood currently found in the majority of containers weighs 304kg per 20 foot container.

It is also important to note that although damage to EKO-FLOR panels is unlikely, certain repairs may be required, as would be the case with wood floors, if the following events were to occur: the container experiences major cargo shifting causing extreme localized contact with the floor; mishandling of the container by crane operators may cause the frame to bend potentially resulting in lifted or cracked panels; and if the container is placed on the ground and lands on a protruding object this may cause either cracked or loosened panels.

PRINCIPAL CHALLENGES

Container Terminal Division

The principal challenges related to the terminal business are customer retention in a competitive environment and decreasing container traffic as a result of the global economic downturn which has adversely affected storage and transportation services required by international shipping lines. With respect to the latter, the economy has caused terminal operators to aggressively reduce rates in an attempt to increase traffic. This strategy is advantageous to terminals who may offset the reduced margins with increased revenue from ancillary services such as long-haul transport. For Conforce, reducing its rates cannot be offset and will lead to reduced gross margin. The Company is currently estimating  that revenues and gross margins in the terminal operations division will decrease.

In addition to unsolicited rate reductions by terminal operators, shipping lines have also requested rate reductions citing the global economy as the reason. The Company will be forced to temporarily reduce such rates in order to retain the business.

Another challenge faced by the terminal is its geographic location. Being closer to major rail yards such as Canadian National (CN) and Canadian Pacific (CP) railways is an advantage. Of the four competitors described on page 9 of this document, Conforce is the furthest from the major railways. More specifically, the Conforce terminal is located approximately 50 kilometers from CN whereas the Coyote terminal is approximately 8 kilometers from CN and 3 kilometers from CP.
EKO-FLOR Division

One of the principal challenges faced by EKO-FLOR is the upfront premium. This hurdle was significant when the product was first introduced to the industry in 2006, however, the Company has been able to decrease the product price by over $200 per 20 foot container.  The premium represents an increase of approximately 15% or $290 to the total price of a 20 foot equivalent container.

Another challenge the Company will face will be the establishment of a manufacturing facility in China. To do so, the Company will need to rely on strategic partnerships with entities having expertise as it relates to business and production practices in China. Currently, the Company uses a Canadian sub-contracted facility for production of its military shelving panel.  For the production of cs-4 trial product, the Company will use its own Development Centre in Concord Ontario, where two production lines have been installed.

Based on the current economic downturn, the Company may also face potential delays in terms of first orders, should the outcome of the trials be positive.  Customers currently using wood products may be less inclined or motivated to switch to composite flooring, EKO-FLOR, due to the abovementioned premium and the overall fear of change in an economy where funds are tight.  The production of new build containers was approximately 2.75 million twenty foot equivalent units in 2008, new builds for 2009 are expected to be significantly lower at 1 million units 1 and projections for 2010 are uncertain at this time.

1 Containerisation International Magazine, March 2009, Available for subscribers only.

GROWTH STRATEGIES

While Conforce has a well established core business with regard to its container storage terminal, it does not contemplate any growth in its terminal operations division.  Between 2005 and 2008, the Company explored the possibility of expanding the division primarily through relocation and acquisition. With respect to relocation, the Company was seeking land in close proximity to one of the two major railway operators, Canadian National and Canadian Pacific, however, zoning and price per acre were prohibitive. For example, in its current location, Conforce pays rent of approximately $2,100 per acre whereas locations in close proximity to the railways command per acre rates in excess of $4,000.

The Company then explored the possibility of opening a second terminal in Montreal, Quebec in order to service the business of existing shipping line customers such as China Shipping Company and ZIM Containers. As was the case in Toronto, price and zoning proved to be difficult in the areas near major rail yards. Where available, zoning limited the stacking of containers to three high. By contrast, the current Conforce terminal in Ontario may stack containers up to eight high.

Given the competitive nature of the terminal business and the reduced margins for the foreseeable future, the Company will consider, should the EKO-FLOR division meet its targeted revenue and earnings over the next 12 – 18 months, divesting itself of the terminal operations.

The Company’s EKO-FLOR container flooring system, which is in the development stage, continues to exhibit growth potential, e.g. ocean-going trials planned by international shipping lines.  The Company’s success depends to a significant extent on the performance of a number of senior management personnel and other key employees, including production and research and development personnel.  Moreover, the success of Conforce continues to depend to a significant extent on its ability to identify, attract, hire, train and retain qualified professional, technical, production and managerial personnel.

In May of 2008 Conforce received a Letter of Intent (LOI) from a U.S. based Military contractor, Sea Box, Inc., for the purchase of the Company’s newly developed composite product, EKO-FLOR ms-1, designed exclusively for use as load bearing shelving in special application United States Military shipping containers.  The LOI contemplates a renewable multi-year contract whereby Conforce will provide product for a minimum of 10,000 special application containers. In December 2008, the company received its first order (firm commitment) in connection with the LOI for EKO-FLOR ms-1 from its US military contractor, Sea Box, Inc. to provide the product for over 5,000 special application military containers, generating revenues in excess of 1 million USD. The Company is currently having the ms-1 panels produced at a sub-contracted facility in Quebec, Canada.  As previously stated, Conforce will manufacture the cs-4 trial product at its Production and Development Centre in Ontario.  The production capacity of the pultrusion production line situated in the Production and Development Centre is currently limited to the production of the cs-4 trial product.  Once the trial product has been manufactured in full, the Company may produce the ms-1 product itself at the Production and Development Centre in Ontario rather than on a sub-contracted basis in Quebec.

The Company has received firm trial orders for approximately 600 twenty foot equivalent units, with a value of approximately 350,000 USD, for its EKO-FLOR cs-4 composite container flooring system from various shipping lines and leasing companies.  Receipt of such 350,000 USD is merely for the conducting of the ocean-going trial (use of EKO-FLOR in the trial) by a shipping line or leasing company.  Depending upon the results of such trial, should such shipping line and/or leasing company decide to place a firm commitment/purchase order with Conforce, further revenues will be generated by Conforce as agreed to in such firm commitment/purchase order.  The amount of such revenues is unknown by Conforce until receipt of such firm commitment/purchase order.  The EKO-FLOR cs-4 panels are currently being produced at Conforce’s own development center in Concord, Ontario.  Currently, shipping lines will purchase approximately 60 – 65% of their fleets annually while the balance will be leased. Therefore, leasing companies represent on average approximately 40% of the annual purchases of new build containers. The trials will consist of placing EKO-FLOR equipped containers loaded with various types of cargo, to be determined at the discretion of the shipping lines, and to have such loaded containers placed on ocean-going vessels to be transported on routes also to be determined at the sole discretion of the shipping lines. The success of the trials is adjudged not only by the securing of purchase orders but also by what is gained or learned from the feedback provided by the shipping lines.  The evaluation criteria applied by the shipping lines is subjective and unknown by Conforce.  Accordingly, test participants may elect to not purchase EKO-FLOR for a variety of subjective reasons, which may or may not be unrelated to the product’s performance.  The trial orders are not firm commitments to purchase on-going product and do not guarantee generating revenue beyond the revenue generated by the trial orders themselves.

It is important to note that in the event the outcome of the trials are successful and if the Company receives from its customers written orders for year one volume of approximately 60,000 twenty foot equivalent units, then the Company intends to establish an EKO-FLOR manufacturing facility in China. To do so, the Company would require financing of 8 – 10 million USD. Currently, there is no such financing in place, nor are there any preliminary or final term sheets or agreements in place in support of such financing. If and when Conforce receives such written orders, it is at that time that various financing avenues will be considered such as private placements or public offerings.

Conforce, along with any company doing business internationally, will be subject to currency fluctuations and fluctuations in the applicable exchange rate.  Fluctuations in the exchange rate between the Chinese RMB and the Canadian dollar could adversely affect the Company’s operation results as well as the value of some Conforce assets and liabilities.

Moreover, some of the Company’s material agreements may be governed by foreign law, e.g. Chinese laws.  Accordingly, should Conforce ultimately establish a facility in China, the Company will engage competent Chinese legal counsel to represent the Company and advise them with regards to Chinese licensing registration or other regulatory requirements and policies prior to styling and producing any material agreements.  Additionally, some of the Company’s material agreements may be governed by foreign law, e.g. Canadian laws; however, there exists a strong parallel between Canadian laws and the laws of the United States.  Conforce is physically located in Concord, Ontario, but is incorporated in the state of Delaware and subject to the laws of the state of Delaware and the United States.  Conforce has a resident agent in Delaware who is identified and required to accept service of process on behalf of Conforce and its officers.  Accordingly, service of process is not made more difficult due to the location of Conforce’s headquarters.

The Company was organized under the laws of the State of Delaware. The Company’s resident agent for service is Harvard Business Services, Inc., located at 16192 Coastal Highway, Lewes, Delaware 19958. Investors located in the United States may effect service of process upon Harvard Business Services, Inc. and commence legal proceedings in a United States Federal Court.

Currently, all agreements that are material to the business and affairs of the Company are governed by jurisdictions within the United States or Canada. In the future, the Company will ensure that all material agreements governed by jurisdictions outside of the United States or Canada contain appropriate dispute resolution mechanisms pertaining to the submission of all disputes to the Stockholm Chamber of Commerce in Stockholm, Sweden. Any award rendered by this arbitration tribunal is enforceable in accordance with the “United Nations Convention on the Recognition and Enforcement of Foreign Arbitral Awards (1958).”

The production, in part, of EKO-FLOR products at third-party contracted facilities immediately brings in to question the following: (i) quality control; (ii) timely delivery of finished products; and (iii) quality and pricing of raw materials, etc.  Conforce management will conduct thorough and complete due diligence investigations of any such third-party contractor.  Additionally, material contracts will be comprehensive, strictly construed, and rigidly enforced.

The Company intends to enter the North American highway trailer market with a similar flooring product. The North American trailer product, EKO-FLOR xts, is in the final development stage and the Company expects to be able to produce a die specific for the trailer product by November 2009.  Prior to funding the remaining cost of development and dies, the Company will supply existing cs-4 panels to trailer manufacturers for industry certification and over-the-road trials in or around  September 2009. By using its company owned production facility in Canada the initial estimated cost of entry into the North American highway trailer market is approximately $300,000. Should the outcome of EKO-FLOR trials be successful, the Company’s production and development centre in Concord, Ontario will be unable to satisfy the potential demands of the trailer industry and therefore, the Company is considering the establishment of a manufacturing facility in or around Indiana, which is considered the central location for the manufacture of highway trailers for the North American market. The total cost to establish such a facility is currently estimated to be 4.75 – 5.50 million USD.

The Company intends to develop flooring for the Cruise Line industry and has had preliminary discussions with Carnival Cruise Lines. The Company expects to produce a prototype panel for use as a replacement to teak wood currently used on cruise ships. The Company does not expect to provide product if at all, to Carnival until March of 2011. Total cost of entry into the decking market for cruise lines is unknown at this time, however, the Company intends to use net proceeds from the sale of EKO-FLOR cs-4 and ms-1 for the development of the product.

The Company plans to develop and commercialize a residential flooring application that will further contribute to the development of the EKO-FLOR brand and will enable the Company to capitalize on the significant “do-it-yourself” home and cottage renovation market. The product will be designed for use on docks as a replacement for wooden docks suffering deterioration due to continued exposure to water, sunlight and general weather elements. EKO-FLOR decking would have similar properties as those found in EKO-FLOR cs-4 and ms-1 but would not require the same load bearing strength characteristics. The Company has not developed a sales channel for this product as of yet, however, the Company’s V.P of Product Development is also the technical chairperson for the National Composites Council of Canada. The Company intends to rely on his expertise and contact base as it relates to the development and commercialization of the outdoor decking product. Prototypes of the product are scheduled for the second quarter of 2010. Total cost of entry is estimated to be approximately $ 200,000. Net proceeds from the sale of EKO-FLOR cs-4 and ms-1 will be applied to the development of the product.

DISTRIBUTION METHODS

The Company intends to sell its products directly to International shipping lines for use in newly manufactured containers through, either its internal sales staff, broker/selling agents (of which it has 2 in Europe), and military contractors (of which it has one in the USA, Sea Box). As of January 2009, the Company began shipments of EKO-FLOR ms-1 to its aforementioned military sub-contractor.

INDUSTRY OVERVIEW

According to Containerisation International Magazine, there were 3.9 million new containers manufactured in 2007 (1).

Containers are currently equipped with floors made from tropical hardwoods, the most common being Apitong. The container industry is aggressively seeking a viable alternative to hardwood  (2) .

Regarding the current state of the shipping container industry as a result of the recent global economic downturn, it is important to note that new build volume in 2008 was projected to be 3.85 million 20 foot equivalent containers as of third quarter 2008; however, due to a slowdown in the fourth quarter, actual 2008 annual production was approximately 2.75 million twenty foot equivalent containers. Volume for the production of new containers is projected to be down significantly in 2009 and is currently projected to be approximately 1 million twenty foot equivalent containers (3) .

Shipping rates are also expected to decrease, which could put additional pressure on shipping lines as revenues and earnings decrease. According to Drewry Supply Chain Advisors division director Philip Damas, “Demand is no longer sufficient to absorb new vessel capacity. As a result of anemic growth and over-capacity, container freight rates have fallen on several key routes, with the notable exception of the transpacific, where carriers have withdrawn substantial capacity. Shippers should expect container rates to decline by about 15 percent during the current down-cycle, although any reductions will also depend on the level of fuel surcharges  (4) .”

According to a report published on December 8, 2008 by Deutsche Bank Research, the long-term prospects for container shipping are favourable. The report states that “Despite the current economic slowdown, container shipping is expected to continue to be a growth sector (+7 to 8% p.a. until 2015).” The report states that while it expects significant problems for shipping companies in the short-term as a result of over-capacities and declining freight and charter rates, the medium and long-term prospects remain intact. The report concludes although “the crisis is severe, there is no reason [for the industry] to panic (5) .”

(1) Source: Containerisation International Magazine article titled “Reach for the Sky,” dated February, 2008. Available to subscribers only.
(2) Source: World Cargo News article titled “Floors – the container’s Achilles Heel,” dated January, 2007. Available to subscribers only; however, excerpts are available online at no charge.
(3) Source: Containerisation International Magazine article dated May, 2009. Available to subscribers only.
(4) Source: Logistics Management article titled “Ocean shipping/global transportation: Economic slowdown is weighing on ocean carriers,” dated November 19, 2008. Available to the public for a nominal fee; however, excerpts are available online at no charge.
(5) Source: Deutsche Bank Research article titled “Prospects for container shipping industry,” dated December 8, 2008. Available to the public at no charge.

PRODUCT DEVELOPMENT

The Company has developed a composite container flooring product as an alternative to the wood flooring currently used in the majority of containers in circulation. The Company has received trial orders of the EKO-FLOR cs-4 totaling approximately 600 - 20ft equivalent containers. The Company expects that ocean-going trials will be completed during the fourth calendar quarter of 2009.

The Company has developed EKO-FLOR ms-1, a composite shelving system designed for use in special application military containers. The Company recently received an order from its US military contractor to equip over 5,000 special application US military containers with EKO-FLOR ms-1. The first order will generate annual revenues for Conforce in excess of 1 million USD.

COMPETITION

In terms of competition for the Conforce 1 Terminal Division, the Company has identified  four similar container depots within a 50 km radius to the Conforce facility. Each of these depots provides similar services as does Conforce and each competes for the business of the international shipping lines.

The first competitor is ACS (Alrange Container Services) which has 2 smaller locations, one in Toronto, Ontario and another in Mississauga, Ontario (both depots are approximately 15 km. from the Conforce 1 depot) that when combined have a slightly larger total capacity than Conforce.

The second competitor is Musket Transport whose main depot is located in Mississauga, Ontario, approximately 2 km. from the Conforce 1 depot and their container capacity is comparable to Conforce’s, but Musket Transport also has other locations, which house trailers and reefers (the capacity of those locations is unknown).

The third competitor is P&W Transport whose depot is located in Oakville, Ontario, approximately 5 km. from the Conforce 1 depot and its capacity is slightly smaller than the Conforce terminal.

The fourth competitor is Coyote Terminals whose depot is located in Mississauga, Ontario approximately 42 km from the Conforce terminal. Coyote is a Canadian National Railway sub-contracted facility and has an approximate capacity of 10,000 containers.

In terms of competition for the EKO-FLOR Division, the Company is competing for a share of the container flooring market that is currently dominated by the use of apitong hardwood. The Company is unaware of any other hardwood, except apitong hardwood, on the market that meets the strength requirements of ocean-going containers and the customers we are targeting are international shipping lines utilizing ocean-going containers.  Therefore, it is the Company’s opinion that apitong hardwood, as the current standard, remains the primary competitor to Conforce.  Accordingly, Conforce is competing for the same customers who currently utilize wood products for their containers.

Singamas, a container manufacturer, has developed a variation of a composite floor that they are currently testing although the base composition is currently unknown to Conforce.

BASF has developed a prototype polymer/bamboo mix composite flooring product; however, the Company is unaware of any industry trials currently in place or scheduled.

Over the last five years, the container industry has introduced into circulation Bamboo flooring. The characteristics of Bamboo are similar in nature to those of Apitong wood in that it is an absorbent material.  With a weight of 340 kgs per TEU for Bamboo and 249 kgs per TEU for EKO-FLOR, Bamboo is over 36% heavier than EKO-FLOR. This has a significant impact on the amount of cargo transported on ocean-going vessels and/or the bunker fuel required for the same.

Havco produces a composite coated wood product for the highway trailer industry. The coating is approximately 1mm thick while the remainder of the panel, approximately 27mm, is wood. This differs from EKO-FLOR panels for both containers and highway trailers as the EKO-FLOR composite flooring system is 100% wood-free.

In general, Conforce is also competing with those businesses who currently handle containers that are either currently or may in the future produce their own container flooring products.

PATENTS, TRADEMARKS, LICENSES, FRANCHISES, ROYALTY AGREEMENTS

Patents
As it relates to EKO-FLOR composite panels for containers and highway trailers, the Company’s trademark agent, Blakes Cassels & Graydon of Toronto, Ontario, has filed a provisional patent in the name of Conforce International, Inc. with the United States Patent and Trademark Office. The Company is currently preparing similar patent applications for filing, in Canada, China, Germany and Denmark.

Pursuant to the Letter of Agreement in Connection with the Strategic Partnership Between Conforce International, Inc. and Bayer MaterialScience LLC, Conforce will retain all of its rights, including patent rights, to EKO-FLOR and to any developments made solely by Conforce during the course of the strategic partnership. Moreover, Bayer will retain all of its rights, including patent rights, to the materials, compositions and formulations developed and/or supplied hereunder and to any other developments made solely by it during the strategic partnership.  At the present time,the special application military panels, EKO-FLOR xts trailer flooring and cs 4 container flooring are the only products that have been developed by Conforce.  The Company owns all intellectual property rights pertaining to each of these products.

In the near future, Conforce and Bayer intend to enter into a definitive agreement pertaining to the intellectual property rights relating to products that are jointly developed.  Pursuant to this agreement, Conforce and Bayer will equally share the ownership of all inventions created by both parties.  Furthermore, all costs related to the procurement of patent protection and any royalties or other forms of revenue derived therefrom, will be shared equally between the two parties.  To date, no products have been jointly created by Conforce and Bayer.

Trademarks
The Company’s trademark agent has submitted EKO-FLOR trademark applications in the USA, Canada, China and with the European member states.

Licenses, Royalties and Supply Agreements
In 2005, the Company entered into an Extrusion Supply Agreement with Royal Group Technologies. However, since the execution of the aforementioned agreement, the Company has elected to use pultrusion technology as opposed to extrusion technology. Although the agreement has not been formally terminated, the Company has no plans to produce its EKO-FLOR product using extrusion technology. A termination fee was not paid by Conforce and the agreement will expire under its natural terms and conditions in December 2010. In 2008, the Company entered into a licensing agreement regarding the use of various patented technologies pertaining to equipment and processes being relied upon in connection with the manufacturing of EKO-FLOR. However, the Company has since altered its equipment and production processes and as such, will no longer rely on the technologies provided for in the aforementioned license agreement. A termination fee was not paid by Conforce and the agreement will expire under its natural terms and conditions in May 2015.

EMPLOYEES

Conforce employs 12 fulltime employees.  Four employees are primarily dedicated to the EKO-FLOR division, while eight employees work primarily within the container terminal division.

REGULATORY MANDATES

No industry specific governmental approvals are needed for the operation of the Company’s businesses.

REPORTS TO SECURITY HOLDERS

The Company will make available free of charge any of its filings as soon as reasonably practicable after it has electronically filed these materials with, or otherwise furnished them to, the Securities and Exchange Commission (“SEC”).  The Company is not including information contained on its website as part of, or incorporating it by reference into, this Form 10.

On April 9, 2009, Conforce International, Inc.’s registration statement was automatically declared effective and Conforce International, Inc. is now subject to the requirements of Regulation 13A under the Exchange Act, which will require the Company to file annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K, and it will be required to comply with all other obligations of the Exchange Act applicable to issuers filing registration statements pursuant to Section 12(g).

The public may read and copy any materials the Company files with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0030. The SEC maintains an Internet site (http://www.sec.gov) that contains reports, proxies and information statements and other information regarding issuers that file electronically with the SEC.

ITEM 2.  FINANCIAL INFORMATION.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Safe Harbor Act Disclaimer for Forward-Looking Statements

Certain statements in this document may contain words such as “anticipates,” “believes,” “could,” “estimates,” "expects," "intends," “may,” “projects,” “plans,” “targets” and other similar language and are considered forward-looking statements. These statements are based on management’s current expectations, estimates, forecasts and projections about the success of its container terminal operations, its newly developed container and trailer flooring products, as well as certain other composite based flooring products in various stages of development. These forward-looking statements are subject to important assumptions, risks and uncertainties which are difficult to predict and therefore the actual results may be materially different from those discussed.

Conforce is subject to the SEC’s “penny stock” rules.  Penny stocks generally are equity securities with a price of less than $5.00.  The penny stock rules require broker-dealers to deliver a standardized risk disclosure document prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market.  The broker-dealer must also provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson, and monthly account statements showing the market value of each penny stock held in the customer’s account.  As long as the Company’s common stock is subject to the penny stock rules, the holders of such common stock may find it more difficult to sell their securities.

OVERVIEW
The Company operates in two reportable business segments; Container Terminal, and EKO-FLOR. The Container Terminal operations are organized as Conforce 1 Container Terminals, Inc., which is a 50.1% owned subsidiary of the Company. The remaining 49.9% is owned by Marino Kulas, Conforce International, Inc President & CEO. The Conforce 1 subsidiary is responsible for all container terminal operations. EKO-FLOR is organized as Conforce Container Corporation, a 100% owned subsidiary of the Company. The CCC subsidiary is responsible for the development, manufacturing and marketing of the Company’s EKO-FLOR products. Operations for CCC during the reportable periods to date have been limited to research and development as the product is in the testing stages. Its EKO-FLOR products have evolved systematically with various refinements, as previously noted, based on industry standards and various feedback received.  Accordingly, though in the development stage and having generated no revenue to date, Conforce is informing shipping lines and leasing companies of its product, EKO-FLOR, and optimism extends from the fact that it is being tested in various ocean-going trials and receipt of the Sea Box, Inc. purchase order.

Since the formation of Conforce, Toronto Reefer Container Services (TRC) has remained an independent service provider of container repairs for shipping lines. TRC is in the business of providing repair services for shipping lines through the use of mobile repair units that are called upon by various terminals to perform on-site container repairs. TRC is hired by the shipping lines and is paid directly by same. Terminal operators allow TRC to work on their premises as a service to their shipping line customers. As such, Conforce has no financial relationship with TRC. Conforce is not compensated by TRC and TRC is not compensated by Conforce, nor is there any formal written or verbal agreement between the parties. None of the Conforce direct costs or revenues reported are a result of any business transaction with TRC or the shipping lines as a result of services performed for shipping lines by TRC.

An advisory agreement between Worldwide Associates, Inc. (“Advisor”) and Conforce is in place and as such, Advisor has and continues to provide the Company with advisory services as it relates to general business items such as sales, marketing, financing, infrastructure enhancements and public company management.  Alexander P. Haig, Managing Director of Advisor has attended customer meetings with executives from Conforce, including various meetings held in Hamburg, Germany in December 2008. Pursuant to the agreement, Advisor is to provide Conforce consultation services and advice regarding general corporate strategy, new business development, potential acquisitions or partnerships and financial strategies.  The term of the agreement is in effect until April 2, 2010 and is renewable upon mutual agreement by the parties for addition one-year periods.  The agreement may be terminated by either party upon 90 days written notice to the other party.  Conforce agrees to compensate Advisor for its services by distributing to Advisor one percent (1%) of all gross revenues derived from transactions in which Advisor’s involvement or introduction results in the sale of services or products of Conforce, including EKO-FLOR. Conforce will reimburse Advisor for any extraordinary expenses and Advisor agrees not to disclose any confidential or proprietary information owned by, or received by or on behalf of Conforce.  To date, no fees have been paid by Conforce to Advisor under this agreement.

Regarding the revenues generated by the terminal operations, the Company reports revenues as a result of lifting and handling containers that are stored in the Company's container depot. Storage charges typically do not apply as the Company performs these services for only empty containers. In the event that a container loaded with goods is stored at the terminal, then a nominal daily storage rate is charged. These handling and lifting services are performed by the Company and are not sub-contracted to any third parties. Regarding the revenues generated by transportation services in the operations of the Container Terminal division, the Company provides sub-contracted transportation services for containers arriving or departing to and from Canadian rail yards. Such sub-contracted services are arranged by the Company at the request of its shipping line customers and are facilitated through the use of local transportation companies. The Company charges a surcharge for arranging such shipments and is paid directly by the shipping lines. In turn, the Company pays the sub-contracted transportation companies.

For the 12 month period April 1, 2006 to March 31, 2007, the Company's Container Terminal business segment had revenues of $1,583,662 with net loss of $94,649. For the same period, the Company's EKO-FLOR business segment had no revenues with expenses of $214,790 for a consolidated net loss of  $309,439. For the 12 month period April 1, 2007 to March 31, 2008, the Company's Container Terminal business segment had revenues of $2,364,335 with a net income of $101,882. For the same period, the Company's EKO-FLOR business segment had no revenues with expenses of $249,060 for a consolidated net loss of $147,178.

For the 9 month period April 1, 2008 to December 31, 2008, the Company's Container Terminal business segment had revenues of $1,333,772 with net loss of  $3,567. For the same period, the Company's EKO-FLOR business segment had no revenues with expenses of $140,625 relating primarily to the general and administrative expenses and research and development of EKO-FLOR as well depreciation on fixed assets of $99,356, and interest of $1,834 for an operating loss of $241,815.

PLAN OF OPERATIONS
In 2009, the Company’s primary focus will be on the commercialization of EKO-FLOR. With the introduction of EKO-FLOR revenues as a result of ms-1 panel orders, the reliance on the container terminal will decrease. Accordingly, the Company intends to pursue opportunities as they relate to three EKO-FLOR products (as described below). While the container terminal is expected to continue to provide revenues and moderate earnings, if any at all, growth in the terminal operations is not expected. Expansion for Conforce is expected to come from EKO-FLOR ms-1 in 2009 and cs-4 in 2010, where the Company believes that notwithstanding the current economic slowdown, growth potential exists due to the need for a flooring alternative to tropical hardwood, more specifically apitong.

EKO-FLOR cs-4:  Trial product will be shipped to customers in or around October 2009. Trial completion times may range from 60 – 120 days depending on sea routes and frequency selected by trial customers, in their sole discretion.  Conforce estimates that most trials will be completed in the fourth quarter of calendar 2009. The EKO-FLOR cs-4 panels are currently being produced at Conforce’s own development center in Concord, Ontario.

EKO-FLOR xts:  In the third quarter of calendar 2009, the Company intends to introduce EKO-FLOR xts to the North American highway trailer industry.  The Company will offer a modified version of its cs-4 container panel in order to commence actual over-the-road testing by industry participants. The Company expects that over-the-road EKO-FLOR xts testing will commence in or around September 2009.

Provided that the aforementioned trials are successfully completed and that the outcome is positive, the Company expects that it will secure EKO-FLOR cs-4 and EKO-FLOR xts orders for 2010.  It is the belief of management that Conforce will receive such orders, however, there is no assurance that it will secure these orders or generate any sales revenue at all.  Provided that EKO-FLOR cs-4 volume commitments are secured and that such commitments are in-line with Conforce expectations of 60,000 - 80,000 TEU for calendar 2010, then the Company will begin the process of formalizing the details of a financial offering intended to adequately capitalize the establishment of a company owned facility in Asia.  As such, the Company would require financing of 8 – 10 million USD. Currently, there is no such financing arrangement in place, nor are there any preliminary or final term sheets or agreements in support of such financing.  If and when it receives such written orders, the Company will explore various financing alternatives including private placements, public offerings and debt financings.  The final details pertaining to such financing will depend upon prevailing market and economic conditions. However, there are no guarantees that the Company will be able to obtain such funding under reasonable terms, if at all.

EKO-FLOR ms-1:  In 2010, the Company also expects, as a result of the Sea Box, Inc. purchase order, to receive equivalent orders to those received in 2009 for EKO-FLOR ms-1, a variation of the cs-4 flooring panel designed for use as load bearing shelving panels in special application military containers. The Company is currently producing the ms-1 panels at a sub-contracted facility in Quebec, Canada.  It is the belief of management that Conforce will receive these orders, however, there is no assurance that it will secure such orders or generate any sales revenue at all.

The Company intends to apply for listing on the OTC Bulletin Board at such time as it's Forms 10 and 211 reach the no-comment stage by the appropriate regulatory agencies, however, there is no guarantee that the Company’s application for listing will be accepted.

RESULTS OF OPERATIONS

YEAR ENDED MARCH 31, 2008 COMPARED TO THE YEAR ENDED MARCH 31, 2007

The Company had gross revenues of $2,364,335 with a net loss of $147,178 for the year ended March 31, 2008, compared to sales of $1,583,662 with a net loss of $309,439 for the year ended March 31, 2007, an increase in sales from the prior period of $780,673 or 49%. The increase in sales was due primarily to an increase in revenues generated by existing customers though increased handling charges at the terminal, as well as an increase in sub-contracted transportation services for transport of containers to and from rail terminals to the Conforce container depot.  The Company’s EKO-FLOR product generated no revenues during the period.

The Company had cost of goods sold relating to direct production costs of $1,274,111 for the year ended March 31, 2008, compared to cost of goods sold relating to direct production costs of $1,009,784 for the year ended March 31, 2007, which represents an increase in the cost of goods sold from the prior period of $264,327 or 26%. The increase in cost of goods sold was attributable primarily to the increase in sales for the year ended March 31, 2008, compared to the prior year.  The increase was also attributed to an annual increase in terminal rent in the amount of $42,167 as well as the inclusion of head office and mobile terminal office rents to direct cost of goods sold, increasing same by approximately $52,000 per annum.

Cost of goods sold as a percentage of sales was 46% for the year ended March 31, 2008, compared to 36% for the year ended March 31, 2007, which amounts to a increase in the cost of goods sold as a percent of sales of 10% from the prior year.

The Company had gross profit of $1,090,224 for the year ended March 31, 2008, compared to gross profit of $573,878 for the year ended March 31, 2007, an increase in gross profit of $516,346 or 90% over the prior period. The increase was due primarily to the increase in volume and greater efficiency of operations.

The Company had combined administrative ($758,316), research and development ($178,125), amortization ($29,673) and other expenses ($71,620) for a total of $1,037,734 for the year ended March 31, 2008, compared to combined administrative ($622,728), research and development ($214,790), amortization ($20,947) and other expenses ($51,857) for a total of $910,322 for the year ended March 31, 2007, an increase in expenses of $127,412 or 14% from the prior period.  The increase in administrative expenses was due to an increase in salaries and wages as a result of the increase in terminal traffic necessitating the need for additional employees and increased hours of operation.

The Company’s research and development costs include the creation of architectural drawings as they relate to panel specifications, the creation of dies, the manufacturing of test panels, the creation of specific panel testing equipment, costs relating to independent certification testing, consulting costs associated with utilizing process experts and engineers and costs associated with the setup of the research and production center. The Company anticipates that research and development costs will increase in fiscal 2009 as a result of final preparations for the production of trial product, as well as costs associated with the development of the highway trailer product.

The Company had income before non-operating items of $52,490 for the year ended March 31, 2008, compared to a loss before non-operating items of $336,444 for the year ended March 31, 2007.  The increase in profits was primarily due to the increase in sales and a reduction in spending for the Flooring Systems’ Research and development expenses.

The Company incurred imputed interest on related party loans of $24,599 for the year ended March 31, 2008 compared with $15,804 for the year ended March 31, 2007.  This increase is attributable to having the loans outstanding for the entire year.

The Company reported a net loss of $147,178 for the year ending March 31, 2008 compared to a net loss of $309,439 for the year ending March 31, 2007.

PERIOD ENDED DECEMBER 31, 2008 COMPARED TO THE PERIOD ENDED DECEMBER 31, 2007

The Company had sales of $1,333,772 for the nine month period ended December 31, 2008, compared to sales of $1,636,194 for the nine month period ended December 31, 2007, a decrease in sales from the prior period of $302,402 or 18%.

The Company had cost of goods sold of $697,091 for the nine month period ended December 31, 2008, compared to cost of goods sold of $878,509 for the nine month period ended December 31, 2007, which represents a decrease in the cost of goods sold from the prior period of $181,418 or 21%.

Cost of goods sold as a percentage of sales was 48% for the nine month period ended December 31, 2008, compared to 46% for the nine month period ended December 31, 2007.

The Company had gross profit of $636,681 for the nine month period ended December 31, 2008, compared to gross profit of $757,685 for the nine month period ended December 31, 2007, a decrease in gross profit of $121,004 or 16% over the prior period. The decrease in gross profit was due to a decrease in terminal operation revenues.

The Company had combined administrative ($683,949), research and development ($56,327), depreciation ($114,371) and other expenses ($4,182) for a total of  $858,829 for the nine month period ended December 31, 2008, compared to combined administrative ($586,692), research and development ($101,072),  depreciation ($22,087) and other expenses ($70,931) for a total of $780,782 for the nine month period ended December 31, 2007, an increase in total operating expenses of $78,047 or 10% from the prior period.  This increase  was primarily due to a increased amortization of plant and equipment and general and administrative costs, offset by a reduction in  research and development expenses and stock based compensation.

The Company had a loss from operations of $222,148 for the nine month period ended December 31, 2008, compared to a loss from operations of $23,097 for the nine month period ended December 31, 2007.

The Company had a net loss $245,382 for the nine month period ended December 31, 2008 compared to net loss of $130,841 for the nine month period ended December 31, 2007.

LIQUIDITY AND CAPITAL RESOURCES

The Company intends to raise, either through an Initial Public Offering of its securities or a Private Placement, the capital required for the establishment and operation of a multi-line EKO-FLOR manufacturing facility in Asia, which is currently estimated to be between USD $8 million and $10 million .  The company will make the decision in terms of its production expansion into Asia at such time as the trials of EKO-FLOR cs-4 are completed (currently projected to be completed by December 2009) and if it has received a firm commitment(s) from shipping line(s) and/or leasing companies for the production of EKO-FLOR cs-4.
The Company does not currently have any outstanding lines or letters of credit.  Conforce does have a business development loan, entered into November 26, 2008, through a government sponsored program in the amount of 250,000 CDN (USD 198,403) payable over 10 years (due January 2019).  The interest rate due on the loan is Canadian Prime plus 3.00%.  Blended payments of principal plus interest of $2,902.49 CDN are due and have been paid monthly.  Conforce received the full business loan in the amount of 250,000 CDN (USD 198,403) in January 2009. The loan was made through the small business development loan program (SBL) and is limited in its use to the purchases of equipment.  Funds from the loan have been used to finance a portion of the production equipment in the Company’s new development and production facility in Concord, Ontario and such equipment has been used as collateral for the loan.  Under the rules governing SBL’s, in the event the Company defaults on the loan, the Company is only responsible for repayment of an amount equal to 25% of the total funds advanced.

The Company does not have any agreements to fund the operations for the next 12 months. Conforce is attempting to secure additional funding in the amount of approximately $500,000, by way of non-interest bearing, non-callable (for 10 years) loans from certain minority founding shareholders. Such loans will be made to the Company from the proceeds of private transactions with accredited investors involving the sale of Conforce common stock. To date, the shareholder loans have been oral.  At present, the Company intends to enter into additional oral agreements pertaining to future shareholder loans. Proceeds from these transactions will be used to fund any and all costs associated with the production of trial product. It is important to note that should the outcome of trials be favorable, the Company will be required to raise significant additional capital for purposes of establishing an EKO-FLOR manufacturing facility in China. Such capital requirement is currently estimated to be 8 – 10 million USD.

The Company had received loans, pursuant to oral agreements, from Marino Kulas, CEO and shareholder, equal to $488,009 at December 31, 2008 which have a fair value of $371,226 after discounting the loans using imputed interest rates between 8% and 10%.  In addition there is a short term loan payable in the amount of $122,489 from Marino Kulas that was advanced to cover the period from the approval of a Small Business Financing Loan until the funding of the loan, at which point the short term related party loan payable was repaid.  The period of this advance was less than two months and consequently the fair value of the loan is considered equal to the amount outstanding.
LIABILITIES

The Company had Accounts payable of $262,677 at December 31, 2008 compared to an accounts payable balance of $296,897 as at March 31, 2008, a decrease of $34,220.  The decrease is attributable to a decrease in the Company’s working capital primarily due to reduced business activities at calendar year end.

The Company had Shareholder’s loans from Marino Kulas, CEO and shareholder of $488,009 with a carrying value of $371,226 at December 31, 2008 compared to a carrying value of $303,280 at March 31, 2008.  The Shareholder loans are interest free with no fixed terms of repayment.  The imputed interest rate is between 8.0% and 10% based on the prime rate at the time of the advance.  In addition to the related party loans payable there is an additional short term loan payable in the amount of $122,489.  This advance was made by the shareholder in November 2008, following the approval of a Small Business development loan.  The short term related party loan payable was repaid from the proceeds of the Small Business Development loan in January 2009.  Due to the short term nature of this advance the fair value is considered the carrying value of the loan.

OFF-BALANCE SHEET ARRANGEMENTS

The Company has not entered into any off-balance sheet arrangements that have or are reasonably likely to have a current or future affect on its financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources and would be considered material to investors.

ITEM 3.  PROPERTIES.

The Company’s headquarters are located at 51A Caldari Road, 2nd Floor, Concord, Ontario L4K 4G3, Canada.  The approximate annual lease cost for these premises is $48,346. The Company has a container terminal located at 584 Hazelhurst Road, Mississauga, Ontario, Canada. The approximate annual lease cost of these premises is $182,660. The Company has a 13,400 sq.ft production and development centre located at 111 Romina Drive in Concord, Ontario. The approximate annual lease cost of these premises is $116,144.

ITEM 4.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

The following table lists stock ownership of the Company’s Common Stock. The information includes beneficial ownership by (i) holders of more than 5% of Common Stock, (ii) each of the four directors and executive officers and (iii) all directors and executive officers as a group. Each person named in the table has sole voting and investment power with respect to all shares of the Company’s Common Stock beneficially owned by them.

Name and Address of Owner	Title of Class	Number of Shares Owned (1)	Percentage of Class
Marino Kulas 40 Bellini Avenue Brampton, Ontario L6T 3Z8	Common Stock	61,001,000	50.834%
Elio Guglietti 28 Anthia Drive North York, Ontario M9L 1K5	Common Stock	11,400,000	9.500%
Michael Moyal 10520 Yonge St., Suite 298 Richmond Hill, Ontario L4C 3C7	Common Stock	9,070,000	7.558%
Slavko Kulas 8870 Martingrove Road Woodbridge, Ontario L4H 1C2	Common Stock	5,000,000	4.167%
Joseph DeRose 60 Crofters Road Woodbridge, Ontario L4L 7C7	Common Stock	420,000	0.350%
Kathryn Saliani 156 Beech Street Brampton, Ontario L6V 1V6	Common Stock	50,000	0.0417%
Total	Common Stock	86,941,000	72.450%
Directors and Executive Officers	Common Stock	66,471,000	55.392%

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities.

(2) Marino Kulas recognized that Slavko Kulas’ extensive contacts and over 19 years experience in the container industry made him an indispensible member of the Company’s management team and determined that it would be in the best interests of the Company and, by extension all Conforce shareholders, to complete the above-described transfer of shares to provide Slavko Kulas with additional incentive to achieve success in the commercialization of EKO-FLOR.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

None.

CHANGES IN CONTROL

None.

ITEM 5.  DIRECTORS AND EXECUTIVE OFFICERS.

Set forth below is information regarding the Company’s current directors and executive officers. Marino Kulas and Slavko Kulas are first cousins. The directors are elected annually by stockholders. The executive officers serve at the pleasure of the Board of Directors.

Name	Age	Title
Marino Kulas	43	President & CEO, Director
Joseph DeRose	53	VP of Product Development
Kathryn Saliani	55	Director of Business Operations, Director
Slavko Kulas	48	Director of Terminal Operations

Marino Kulas, President & CEO of Conforce International, Inc., has been in the container industry for over 25 years. In 2001, Mr. Kulas commenced research and development of EKO-FLOR as an alternative to the wood flooring currently used in shipping containers.  In 2003 he started the business of Conforce 1 Container Terminals Inc. and in 2005, he started Conforce Container Corporation, the company responsible for the development of EKO-FLOR. He oversees all aspects of the day-to-day operations of the business, while maintaining his primary focus on the Company’s growth and direction through new product development and the commercialization of EKO-FLOR through account acquisition.

Joseph DeRose, Vice President of Product Development, is a chemical engineer and has dedicated his career to the testing, development and technical support of plastic materials, composite materials and polymer additives.  Prior to his appointment with Conforce in 2006, Mr. DeRose worked with industry leader Ciba Specialty Chemicals (f/n/a Ciba-Geigy) for over 19 years (1981 through 2000), where he held the position of Industry Manager of the Polymer Additives Division.  Following, through 2005, Mr. DeRose also held material testing and analysis positions with the Ontario Research Foundation and Cambridge Materials Testing.  Most recently, Mr. DeRose provided consultation and project coordination for manufacturers of plastic and composite materials seeking building code recognition in both Canada and the United States.  Mr. DeRose is a member of The Society of Plastics Engineers and serves on the Board of Directors of the Ontario Section.  He is also a member of the Canadian Plastics Industry Association and serves as Technical Chair for the Canadian Natural Composites Council.  For Conforce, Mr. DeRose is responsible for the research, development, testing and analysis of all new Conforce composite products currently in various stages of development.

Kathryn Saliani, Director of Business Operations.  Prior to joining Conforce, Ms. Saliani worked as an underwriter with a leading Mortgage origination firm in Canada for 3 years (2003 through 2006).  During 1988 through 2003, Kathryn performed as a sole proprietor, providing administrative and bookkeeping functions for various small companies.  Prior to holding that position, Ms. Saliani worked for Scotia Bank for 5 years (1982 through 1987) where she was responsible for conducting branch audits in order to ensure compliance with loan policy and procedure.  Ms. Saliani also spent 12 years (1970 through 1982) with the Workman Safety Insurance Board of Canada (WSIB) where she worked as Senior Counselor to the office of the Chairman.  Her responsibilities included dispute resolution and to act as direct liaison between member claimants and the WSIB.  For Conforce, Ms. Saliani oversees Investor Relations as well as all administrative functions of the Container Terminal operations.

Slavko Kulas, Director of Terminal Operations.  Mr. Slavko Kulas has been involved in the container industry for over 19 years.  In 1989, he joined Toronto Reefer Container (TRC), a Kulas private family business specializing in the service and repair of ocean-going containers.  Mr. Kulas’ responsibilities initially included the repair of all container components until he was promoted to Manager of the company’s mobile fleet of service trucks and personnel.  In 1998, Mr. Kulas purchased TRC.  In 2003, he joined Conforce 1 Container Terminals where he served as Terminal Manager until 2008 at which time he became Director of Terminal Operations.  For Conforce International, Inc., Mr. Kulas is responsible for the day-to-day operations of the Container Terminal and is a key member of the EKO-FLOR product development team.

AUDIT COMMITTEE FINANCIAL EXPERT

The Company does not have an audit committee or a compensation committee.

ITEM 6.  EXECUTIVE COMPENSATION

March 31, 2008 and 2007 SUMMARY COMPENSATION TABLE

							Change in
							Pension
							Value and
							Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Name and Principal Position	Year	($)	($)	($)	($)	($)	($)	($)	($)

Marino Kulas	2007	91,000							91,000
President & CEO, Director	2008	91,000							91,000

Joseph DeRose	2007	45,500		50,665					96,165
VP of Product Development	2008	45,500		70,935					116,935

Kathryn Saliani	2007	50,000							50,000
Director of Business Op., Director	2008	50,000							50,000

Slavko Kulas	2007	52,000							52,000
Director of Terminal Op.	2008	52,000							52,000

NON-EMPLOYEE DIRECTOR COMPENSATION

None.

ITEM 7.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE.

As at December 31, 2008, Conforce had a balance of loans outstanding from its founder and CEO, in the amount of $488,009.  These loans are non-interest bearing, unsecured and do not have specified terms of repayment.  The carrying value of these loans is $371,226 after applying an imputed interest rate of between 8.0% and 10% with the assumption that the loans will be repaid on March 31, 2012.

As at March 31, 2008 Conforce had a balance of loans outstanding from its founder and CEO, in the amount of $426,347 with a carrying amount of $303,280 after applying an imputed interest rate of between 8.25% and 10%.

In addition there is a short term loan outstanding at December 31, 2008 used to bridge the period of approval of a Government guaranteed small business development loan and the funding of the loan.

ITEM 8.  LEGAL PROCEEDINGS.

The Company is not a party to any litigation and, to its knowledge, no action, suit or proceeding has been threatened against the Company. There are no material proceedings to which any director, officer or affiliate of the Company or security holder is a party adverse to the Company or has a material interest adverse to the Company.

ITEM 9. MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.

Conforce is a publicly traded company on the Pink Sheets under the trading symbol “CFRI.”  The Company intends to apply for listing on the OTC Bulletin Board at such time as its Forms 10 and 211 have been approved by the appropriate regulatory agencies; however, there is no guarantee that the Company’s application for listing will be accepted.

The Company’s common stock has traded on the Pink Sheets of the National Quotation Bureau under the symbol CFRI since September 15, 2005. The following table sets forth the high and low sale prices for the Company’s common stock for the periods indicated. The prices below reflect inter-dealer quotations, without retail mark-up, mark-down or commissions and may not represent actual transactions.

Quarter ended	Low price	High price
June 30, 2009	$0.15	$0.15
March 31, 2009	$0.13	$0.13
December 31, 2008	$0.06	$0.14
September 30, 2008	$0.12	$0.19
June 30, 2008	$0.16	$0.28
March 31, 2008	$0.16	$0.24
December 31, 2007	$0.215	$0.24
September 28, 2007	$0.20	$0.23
June 29, 2007	$0.305	$0.35
March 30, 2007	$0.37	$0.42

HOLDERS OF RECORD

The Company has 34 registered shareholders of record.

DIVIDEND POLICY

The Company has never declared or paid any cash dividends on its common stock and it does not anticipate paying any cash dividends in the foreseeable future.  The Company currently intends to retain future earnings, if any, to finance operations and the expansion of its business.  Any future determination to pay cash dividends will be at the discretion of the Board of Directors and will be based upon the Company’s financial condition, operating results, capital requirements, plans for expansion, restrictions imposed by any financing arrangements and any other factors that the Board of Directors deems relevant.

ITEM 10.  RECENT SALES OF UNREGISTERED SECURITIES.

None.

ITEM 11.  DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED.

The Company is governed by Delaware Law and the Certificate of Incorporation and Bylaws of the Company.  Its authorized capital consists of 250,000,000 shares of common stock, $0.0001 par value, and 5,000,000 shares of preferred stock.  The Board of Directors, in their sole discretion, may establish par value, divide the shares of preferred stock into series, and fix and determine the dividend rate, designations, preferences, privileges and ratify the powers, if any, and determine the restrictions and qualifications of any series of preferred stock as established.  No preferred shares are currently designated.

GENERAL - DESCRIPTION OF CAPITAL STOCK

COMMON STOCK

120,001,000 shares of the Company’s common stock are issued and outstanding as of March 31, 2008 .

PREFERRED STOCK

The Company may issue up to 5,000,000 shares of preferred stock, par value $0.0001 per share, from time to time in one or more series.  No shares of preferred stock are currently issued.  The Company’s Board of Directors, without further approval of its stockholders, is authorized to fix the dividend rights and terms, conversion rights, voting rights, redemption rights, liquidation preferences and other rights and restrictions relating to any series.  Issuances of shares of preferred stock, while providing flexibility in connection with possible financings, acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of Conforce common stock and prior series of preferred stock then outstanding.

VOTING RIGHTS

Each outstanding share of common stock is entitled to one (1) vote, either in person or by proxy, on all matters that may be voted upon by their holders at meetings of the stockholders.

Holders of Conforce common stock:

(1)           have equal ratable rights to dividends from funds legally available therefore, if declared by the Board of Directors;
(2)           are entitled to share ratably in all our assets available for distribution to holders of common stock upon our liquidation, dissolution or winding up;
(3)           do not have pre-emptive, subscription or conversion rights or redemption or sinking fund provisions; and
(4)           are entitled to one non-cumulative vote per share on all matters on which stockholders may vote at all meetings of our stockholders.

The holders of shares of Conforce common stock do not have cumulative voting rights, which means that holders of more than fifty percent (50%) of outstanding shares voting for the election of directors can elect all of the Company’s directors if they so choose and, in such event, the holders of the remaining shares will not be able to elect any of the Company’s directors.

WARRANTS

No warrants are currently outstanding.

STOCK OPTION PLAN

Currently, the Company has not formalized an Employee Stock Option Plan.

ITEM 12.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Under Section 145 of the General Corporation Law of the State of Delaware, The Company can indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”).  The Company’s Certificate of Incorporation provides that, pursuant to Delaware law, the Company’s directors shall not be liable for monetary damages for breach of the director’s fiduciary duty of care to Conforce and its stockholders.  This provision in the Certificate of Incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of nonmonetary relief will remain available under Delaware law.  In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to Conforce or its stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of the law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law.  This provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

The Company’s Bylaws provide for the indemnification of its directors to the fullest extent permitted by the Delaware General Corporation Law.  Conforce Bylaws further provide that its Board of Directors has discretion to indemnify its officers and other employees.  The Company is required to advance, prior to the final disposition of any proceeding, promptly on request, all expenses incurred by any director or executive officer in connection with that proceeding on receipt of an undertaking by or on behalf of that director or executive officer to repay those amounts if it should be determined ultimately that he or she is not entitled to be indemnified under the Bylaws or otherwise.  The Company is not, however, required to advance any expenses in connection with any proceeding if a determination is reasonably and promptly made by its Board of Directors by a majority vote of a quorum of disinterested Board Members that (i) the party seeking an advance acted in bad faith or deliberately breached his or her duty to the Company or its stockholders and (ii) as a result of such actions by the party seeking an advance, it is more likely than not that it will ultimately be determined that such party is not entitled to indemnification pursuant to the applicable section of Conforce Bylaws.

The Company has been advised that in the opinion of the Securities and Exchange Commission, insofar as indemnification for liabilities arising under the Securities Act may be permitted to its directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.  In the event a claim for indemnification against such liabilities (other than payment of expenses incurred or paid by a Conforce director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by Conforce is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The Company may enter into indemnification agreements with each of its directors and officers that are, in some cases, broader than the specific indemnification provisions permitted by Delaware law, and that may provide additional procedural protection.  Such indemnification agreements may require the Company, among other things, to:

s       indemnify officers and directors against certain liabilities that may arise because of their status as officers or directors;

s       advance expenses, as incurred, to officers and directors in connection with a legal proceeding, subject to limited exceptions; or

s       obtain directors’ and officers’ insurance.

At present, there is no pending litigation or proceeding involving any Conforce director(s), officer(s) or employee(s) in which indemnification is sought, nor is the Company aware of any threatened litigation that may result in claims for indemnification.

ITEM 13.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

The Conforce consolidated financial statements for the fiscal years ended March 31, 2007 and 2008 have been examined to the extent indicated in their report by Pollard-Kelley Auditing Services, Inc.  Pollard-Kelley Auditing Services, Inc. did not prepare or participate in the preparation of our unaudited interim financial statements.  The financial statements have been prepared in accordance with generally accepted accounting principles, pursuant to Regulation S-X as promulgated by the SEC, and are included herein in response to Item 13 of this Form 10.

ITEM 14.  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACOUNTING AND FINANCIAL DISCLOSURE.

In August 2009, the Company was notified that Pollard-Kelly Auditing Services, Inc. was permanently closing its offices and in effect resigning as the Company’s auditors effective immediately.  The Company has subsequently appointed BDO Canada LLP, as its independent auditors.  The Company has not had any disagreements, whether or not resolved, with its accountants on accounting and/or financial disclosures during its recent fiscal year or any later interim period.

ITEM 15.  FINANCIAL STATEMENTS AND EXHIBITS.

Tel: 905 946 1066 Fax: 905 946 9524 www.bdo.ca	BDO Canada LLP 60 Columbia Way, Suite 300 Markham ON L3R 0C9 Canada

Auditors' Report

To the shareholders of
Conforce International Inc.

We have audited the consolidated balance sheets of Conforce International Inc. as at March 31, 2008 and the consolidated statements of operations, shareholders’ equity and cash flows for the year then ended.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audit.  The financial statements of Conforce International In. as of March 31, 2007 before the restatement described in Note 5, were audited by other auditors whose report dated October 8, 2008 expressed an unqualified opinion on those statements.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the 2008 financial statements referred to above present fairly, in all material respects, the financial position of Conforce International Inc. as of March 31, 2008 and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

We also audited the adjustments described in Note 5 that were applied to restate the 2007 financial statements. In our opinion, such adjustments are appropriate and have been properly applied.

Chartered Accountants, Licensed Public Accountants

Markham, Ontario
February 24, 2010

BDO Canada LLP, a Canadian limited liability partnership, is a member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

Conforce International Inc.
CONSOLIDATED FINANCIAL STATEMENTS
For the years ended March 31, 2008 (restated) and 2007 (restated)

Conforce International, Inc.
CONSOLIDATED BALANCE SHEETS
March 31, 2008 and 2007

	2008	2007
	(restated)	(restated)
	(see note 5)	(see note 5)

Assets
Current Assets
Cash	$84,652	$125,765
Accounts receivable (note 6)	729,375	382,155
	814,027	507,920

Plant and equipment (note 7)	111,859	90,722
Non-current assets	4,155	7,398

	$930,041	$606,040

Liabilities
Current Liabilities
Accounts payable and accrued liabilities	$296,897	$128,836
Income taxes payable	53,845	-

	350,742	128,836
Deferred rent	37,283	35,704
Related party loans payable (note 10)	303,280	248,007

	691,305	412,547
Minority interest in consolidated subsidiary	232,792	116,420

Shareholder's equity (deficiency)
Share capital (note 9)	9,157	9,157
Contributed surplus	283,259	212,324
Accumulated other comprehensive income	5,114	-
Accumulated deficit	(291,586)	(144,408)
	5,944	77,073

	$930,041	$606,040
Going concern (note 2) Commitment (note 12)

The accompanying notes are an integral part of these consolidated financial statements.

Conforce International, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS
For the year ended March 31, 2008 and 2007

	2008	2007
	(restated)	(restated)
	(see note 5)	(see note 5)

Container service revenue	$2,364,335	$1,583,662

Cost of services	1,274,111	1,009,784

Gross margin	1,090,224	573,878

Expenses
General and administrative	758,316	622,728
Research and development	178,125	214,790
Interest and bank charges	685	189
Stock based compensation	70,935	51,668
Amortization of plant and equipment	29,673	20,947
	1,037,734	910,322

Income (loss) before non-operating item	52,490	(336,444)

Interest on related party loans payable	24,599	15,804
Income (loss) before income tax and minority interest	27,891	(352,248)

Income tax expense	73,594	-

Net loss before minority interest	(45,703)	(352,248)

Minority interest in consolidated subsidiary	101,475	(42,809)

Net loss	(147,178)	(309,439)

Other Comprehensive income (loss):
Translation adjustment on foreign exchange	5,114	-

Total comprehensive loss	$(142,064)	$(309,439)

Loss per share - basic and diluted	$(0.00)	$(0.00)
Weighted average number of shares outstanding	120,001,000	120,001,000

The accompanying notes are an integral part of these consolidated financial statements.

Conforce International, Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the year ended March 31, 2008 and 2007

	2008	2007
	(restated)	(restated)
	(see note 5)	(see note 5)
Operating activities
Net loss	$(147,178)	$(309,439)
Items not affecting cash
Amortization of plant and equipment	29,673	20,947
Imputed interest on related party loan payable	24,599	15,804
Stock based compensation	70,935	51,668
Minority interest in consolidated subsidiary	101,475	(42,809)
	79,504	(263,829)
Changes in non-cash working capital (note 16)	(96,210)	241,696

Net cash provided by (used in) used in operating activities	(16,706)	(22,133)

Investing activities
Purchase of plant and equipment	(39,584)	(17,456)

Net cash used in investing activities	(39,584)	(17,456)

Financing activities
Advances from related parties	-	145,442

Net cash provided by financing activities	-	145,442

Effect of foreign exchange on cash	15,177	(1,055)

Increase (decrease) in cash during the period	(41,113)	104,798

Cash, beginning of the period	125,765	20,967

Cash, end of the period	$84,652	$125,765

The accompanying notes are an integral part of these consolidated financial statements.

Conforce International, Inc.
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY (DEFICIENCY) - RESTATED
For the years ended March 31, 2008 and 2007

	Common Stock		Contributed	Accumulated	Accumulated Other Comprehensive
	Shares	Amount	Surplus	Deficit	Income	Total

Balances at March 31, 2006	120,001,000	$9,157	-	$99,985	$-	$109,142

Prior period adjustment		-	102,040	65,046	-	167,086
Restated balance March 31, 2006	120,001,000	9,157	102,040	165,031	-	276,228

Stock based compensation (restated)		-	51,668	-	-	51,668
Gain on imputed interest (restated) (note 10)		-	58,616	-	-	58,616
Net loss (restated)		-	-	(309,439)	-	(309,439)

Balance as at March 31, 2007 (restated)	120,001,000	9,157	212,324	(144,408)	-	77,073

Stock based compensation (restated)		-	70,935	-	-	70,935
Net loss (restated)		-	-	(147,178)	-	(147,178)
Translation adjustment (restated)		-	-	-	5,114	5,114

Balance as at March 31, 2008 (restated)	120,001,000	$9,157	$283,259	$(291,586)	$5,114	$5,944

The accompanying notes are an integral part of these consolidated financial statements.

Conforce International, Inc.
–NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the years ended March 31, 2008 and 2007

1.	DESCRIPTION OF BUSINESS

The Company operates in two reportable business segments; Container Terminal, and EKO-FLOR. The Container Terminal operations are organized as Conforce 1 Container Terminals, Inc., which is a 50.1% owned subsidiary of the Company. The remaining 49.9% is owned by Marino Kulas, Conforce International, Inc President & CEO. The Conforce 1 subsidiary is responsible for all container terminal operations. EKO-FLOR is organized as Conforce Container Corporation (“CCC”) a 100% owned subsidiary of the Company. The CCC subsidiary is responsible for the development, manufacturing and marketing of the Company’s EKO-FLOR products. Operations for CCC during the reportable periods to date have been limited to research and development as the product is in the testing stages. Its EKO-FLOR products have evolved systematically with various refinements, as previously noted, based on industry standards and various feedback received.

The Company was incorporated on May 18, 2004 in the State of Delaware as Now Marketing Corp. and on May 20, 2005 Conforce Container Corporation was renamed from First National Preferred Card Service, Inc., which was incorporated under the laws of the Province of Ontario on February 9, 2001.  On May 25, 2005, the Company acquired Conforce Container Corporation in exchange for 120,000,000 shares of the Company’s Common Stock, making Conforce Container Corporation a wholly owned subsidiary.  Immediately prior to the acquisition, the Company had 1,000 shares of common stock issued and outstanding.  The acquisition was accounted for as a recapitalization of Conforce Container Corporation, as the shareholders of Conforce Container Corporation controlled the Company upon completion of the acquisition.  Conforce Container Corporation was treated as the acquiring entity for accounting purposes.  There were no adjustments to the carrying value of the assets or liabilities of the acquired company or to the assets and liabilities of the acquiring company.  The Company was then renamed Conforce International Inc. on May 25, 2005.

2.	GOING CONCERN

These consolidated financial statements have been prepared on the basis of United States generally accepted accounting principles ("GAAP") applicable to a 'going concern', which assume that the Company will continue in operation for the foreseeable future and will be able to realize its assets and discharge its liabilities in the normal course of operations. As at March 31, 2008 the Company had a net decrease in cash from operations of 16,706.   The Company has incurred net losses of $147,178 for the year ended March 31, 2008 and has an accumulated deficit of $291,586 as at March 31, 2008. The Company's ability to continue as a going concern depends on its ability to generate positive cash flow from operations or secure additional debt or equity financing.

Management regularly reviews and considers the current and forecast activities of the Company in order to satisfy itself as to the viability of operations. These ongoing reviews include consideration of current orders and future business opportunities, current development and production activities, customer and supplier exposure and forecast cash requirements and balances. Based on these evaluations management concluded that the Company is able to continue as a going concern.

There can be no assurances that the Company's activities will be successful or sufficient and as a result there is doubt regarding the "going concern" assumption and, accordingly, the use of accounting principles applicable to a going concern. These consolidated financial statements do not reflect adjustments that would be necessary if the "going concern" assumption were not appropriate. If the "going concern" assumption were not appropriate for these consolidated financial statements, then adjustments to the carrying values of the assets and liabilities, the reported revenues and expenses and the balance sheet classifications, which could be material, would be necessary.

Conforce International, Inc.
–NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the years ended March 31, 2008 and 2007

3.	SUMMARY OF SIGNIFICANT ACCOUTING PRINCIPLES

Basis of Presentation
The accompanying consolidated financial statements have been prepared in accordance with United States Generally Accepted Accounting Principles (“GAAP”).  All amounts are reported in U.S. dollars unless otherwise stated.

In connection with the preparation of the March 31, 2008 financial statements, the Company noted a number of errors in previously released financial statements.  These errors impacted a number of statements; refer to note 5 for a summary of the restatement of previously reported financial statements.

Principles of Consolidation
The Consolidated financial statements include the accounts of the Company and its wholly and partially owned subsidiaries.  All intercompany transactions and balances have been eliminated on consolidation

Use of Estimates
The preparation of consolidated financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the year. Actual results could differ from those estimates.

Significant estimates made by management of the Company include, an estimate of applicable interest rate for related party loans payable, uncollectible accounts receivable, and valuation allowances for deferred income tax assets.

Cash
Cash consists of cash on deposit and is designated as held-for-trading and carried at fair value. Changes in fair value are recorded in earnings.

Trade Accounts Receivable
The majority of the Company’s accounts receivable are due from large well established businesses. Credit is extended based on evaluation of a customer’s financial condition and accounts receivable are typically due within 30 days and are stated at amounts due from customers net of any allowances for doubtful accounts. The Company determines its allowance for doubtful accounts by considering a number of factors, including the length of time trade accounts receivable are past due, the Company’s previous loss history, the customer’s current ability to pay its obligation to the Company, and the condition of the general economy and the industry as a whole. The Company writes-off accounts receivable when they become uncollectable, and payments subsequently received on such receivables are credited to the allowance for doubtful accounts. Interest is not accrued on past due receivables.  As at March 31, 2008 and 2007, none of the accounts receivable were considered at risk, consequently the allowance for doubtful accounts nil.

Plant and Equipment
Plant and equipment are recorded at cost less accumulated amortization and are amortized from the date of acquisition or, in respect of internally constructed assets, from the time an asset is substantially completed and ready for use.  Amortization is computed using the declining balance method as follows:

Office equipment	20% per annum declining basis
Vehicles	30% per annum declining basis
Machinery and equipment	20% per annum declining basis

Leasehold improvements are amortized on a straight-line basis over the term of the lease.

The Company reviews the recoverability of the carrying amount of plant and equipment when events or circumstances indicate that the carrying amounts may not be recoverable. This evaluation is based on projections of future undiscounted net cash flows. The total of these projected net cash flows is referred to as the “net recoverable amount.” If the net recoverable amount is less than the carrying value, the asset is written down to fair value.

Conforce International, Inc.
–NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the years ended March 31, 2008 and 2007

Revenue Recognition
Service revenues are recognized when there is persuasive evidence of an arrangement, services rendered, the amount is fixed or determinable, and collection is reasonably assured.  Revenue is recorded net of any applicable sales and value added taxes and customer discounts.

Research and Product Development Costs
Research costs and costs incurred in applying for patents and licenses are expensed as incurred. Product development costs are expensed as incurred until the product or process is clearly defined and the associated costs can be identified, technical feasibility is reached, there is an intention to produce or market the product, the future market is clearly defined and adequate resources exist or are expected to be available to complete the project. To date, no product development costs have been capitalized.

Stock-Based Compensation
The Company has agreements in place with certain senior management to compensate them through the direct issuance of common shares.  As at March 31, 2008, 320,000 common shares have been issued or accrued by the current shareholders to management in satisfaction of these agreements.  These stock based payments have been expensed by the Company over the period in which service has been rendered.

Income Taxes
Income taxes are recorded using the liability method.  Deferred income tax amounts arise due to temporary differences between the accounting and income tax basis of the Company’s assets and liabilities and the unused tax losses of the Company. Deferred income tax assets and liabilities are measured using substantively enacted income tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred income tax assets and liabilities of a change in income tax rates and laws is recognized in the period that includes the date of substantive enactment. Deferred income tax assets are recognized to the extent that realization of such benefits is considered to be more likely than not.

Foreign Currency Translation
Transactions denominated in currencies other than the Canadian functional currency are translated into Canadian dollars at the average rate of exchange for the period.

For reporting purposes, assets and liabilities are translated into US dollars at the period-end exchange rates, and the results of its operations are translated at the average rate of exchange for the period. The resulting translation adjustments are recorded in accumulated other comprehensive income.

Net Loss Per Share
Net loss per common share is presented in accordance with Statement of Financial Accounting Standards No. 128, Earnings Per share (“SFAS 128”).  Basic loss per common share is computed by dividing the net loss attributable to common shareholders by the weighted average number of common shares outstanding during the period.    Diluted loss per common share is equal to the basic loss per common share as there are no potentially dilutive securities outstanding.

Conforce International, Inc.
–NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the years ended March 31, 2008 and 2007

4.	NEW ACCOUNTING STANDARDS

In December 2007, the FASB issued FAS No. 160, "Non-controlling Interests in Consolidated Financial Statements - an amendment of ARB No. 51 ", ("FAS No. 160"). FAS No. 160 requires (i) that non-controlling (minority) interests be reported as a component of shareholders' equity, (ii) that net income attributable to the parent and to the non-controlling interest be separately identified in the consolidated statement of operations, (iii) that changes in a parent's ownership interest while the parent retains its controlling interest be accounted for as equity transactions, (iv) that any retained non-controlling equity investment upon the deconsolidation of a subsidiary be initially measured at fair value, and (v) that sufficient disclosures are provided that clearly identify and distinguish between the interests of the parent and the interests of the non-controlling owners. FAS No. 160 is effective for annual periods beginning after December 15, 2008 and should be applied prospectively. The presentation and disclosure requirements of the statement shall be applied retrospectively for all periods presented. The Company adopted FAS No. 160 on April 1, 2009 and there was no impact on its financial statements. Retroactive application of FAS 160 will have an effect on the presentation of the Company’s financial statements related to March 31, 2009.

In December 2007, the FASB issued Statement SFAS No. 141 (revised 2007), “Business Combinations,” which replaces SFAS No 141. The standard retains the purchase method of accounting for acquisitions, but requires a number of changes, including changes in the way assets and liabilities are recognized in the purchase accounting. It also changes the recognition of assets acquired and liabilities assumed arising from contingencies, requires the capitalization of in-process research and development at fair value, and requires the expensing of acquisition-related costs as incurred. SFAS No. 141R is effective for the Company beginning April 1, 2009 and will apply prospectively to business combinations completed on or after that date.

In April 2008, the FASB issued guidance that amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset. The guidance is effective for fiscal years beginning after December 15, 2008. Early adoption is prohibited. The adoption of this standard is not expected to have a material effect on the Company’s results of operations or financial position.

In April 2009, the FASB issued guidance concerning interim disclosures about fair value of financial instruments requiring publicly traded companies to provide disclosure about the fair value of financial instruments whenever interim summarized financial information is reported. Previously, disclosures about the fair value of financial instruments were only required on an annual basis. Disclosure shall include the method(s) and significant assumptions used to estimate the fair value of financial instruments and shall describe changes in method(s) and significant assumptions, if any, during the period. This guidance was effective for interim and annual periods ending after June 15, 2009, and, as such, the Company will include this disclosure with its first quarter fiscal 2010 financial statements.

In May 2009, the FASB issued guidance regarding the disclosure of subsequent events. This guidance made no changes to current accounting but added required disclosures regarding the date through which the Company has evaluated subsequent events and whether that evaluation date is the date of financial statement issuance or the date the financial statements were available to be issued. This guidance was effective, and will be adopted by the Company, for interim and annual periods ending after June 15, 2009.

In June 2009, the FASB approved the “FASB Accounting Standards Codification” (the “Codification”) as the single source of authoritative nongovernmental U.S. GAAP to be launched on July 1, 2009. The codification does not change current U.S. GAAP, but is intended to simplify user access to all authoritative U.S. GAAP by providing all the authoritative literature related to a particular topic in one place. All existing accounting standard documents will be superseded and all other accounting literature not included in the Codification will be considered no authoritative. The Codification is effective for interim and annual periods ending after September 15, 2009. Adoption by the Company is not expected to have a material impact on its consolidated financial position, results of operation or cash flows.

Conforce International, Inc.
–NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the years ended March 31, 2008 and 2007

5.	RESTATEMENT OF PREVIOUSLY REPORTED FINANCIAL STATEMENTS

In connection with the preparation of the March 31, 2008 audited financial statements, the Company noted a number of errors in the previously reported March 31, 2008 financial statements and the comparative financial statements for the year ended March 31, 2007.  These errors impacted a number of statements as summarized below:

Consolidated Balance Sheet
	March 31, 2008
	As previously reported	As restated
Current assets
Cash	$34,801	$84,652
Accounts receivable	494,184	729,375
Total current assets	528,985	814,027

Plant and equipment	96,063	111,859
Non-current assets	14,779	4,155
Total Assets	$639,827	$930,041

Current liabilities
Accounts payable and accrued liabilities	$115,326	$296,897
Income taxes	-	53,845
Total current liabilities	115,326	350,742
Deferred rent	-	37,283
Related party loans payable	324,850	303,280
Minority interest	280,525	232,792

Shareholder’s equity
Share capital	9,157	9,157
Contributed surplus	89,900	283,259
Accumulated other comprehensive loss	-	5,114
Accumulated deficit	(179,931)	(291,586)
	(80,874)	5,944

Total shareholder’s equity	$639,827	$930,041

a)
Cash was restated as a result of the transfer of a number of stale dated cheques that had been issued to a shareholder for payment of services rendered that were not going to be replaced, but rather constituted a non-interest bearing amount due to the shareholder.

b)
Accounts receivable were restated as a result of the incorrect accounting of invoices which were booked subsequent to the fiscal year but were in respect of services rendered in the fiscal year ended March 31, 2008.  In addition, a tax refund was received subsequent to the year-end relating to prior periods and refundable Goods and Services Taxes resulting from errors in the period of recognition of revenues and expenses.

c)
Plant and equipment was restated as a result of an incorrect exchange rate used in translating the balances at year end.  A historical exchange rate had been applied rather than the year end exchange rate.

d)	Other non-current assets were restated to eliminate amounts recorded as deposits for rental property.
e)
Accounts payable were restated as a result of the incorrect accounting for invoices that were recorded in the subsequent period but related to services rendered during the fiscal year ended March 31, 2008.

f)	Income taxes payable has been updated to reflect the changes made to the financial statements.
g)	Deferred rent has been updated to reflect the straight line rent calculation.
h)	Related party loans payable was restated to account for the imputed interest associated with the receipt of non-interest bearing shareholder loans as a result of cheques that were not cashed.
i)	Minority interest was restated as a result of the adjustments noted above impacting the partially owned subsidiary.
j)
Contributed surplus was restated to reflect the correct stock based compensation expense incurred in the current and prior periods and to account for the gain in the fair valuing of the related party loans payable.

k)
Accumulated deficit was restated as a result of the cumulative errors in the reporting of revenue and expenses and as a result of errors for the period ended March 31, 2008 and for errors identified that related to years prior to March 31, 2008.

Conforce International, Inc.
–NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the years ended March 31, 2008 and 2007

Consolidated Statement of Operations

	March 31, 2008
	As previously reported	As restated

Revenues	$2,364,945	$2,364,335

Costs of services and product revenue	1,293,100	1,274,111

Gross profit	1,071,845	1,090,224
Expenses
General and administrative	663,391	758,316
Research and development	209,437	178,125
Interest and bank charges	-	685
Stock based compensation	62,500	70,935
Amortization of property and equipment	30,121	29,673
	965,449	1,037,734

Other income and expense	7,285	-
Interest on shareholder loans	-	24,599
Income from before income tax and minority interest	99,111	27,891

Income tax expense	-	73,594

Net income (loss) before minority interest	99,111	(45,703)

Minority interest in consolidated subsidiary	153,965	101,475

Net loss	$(54,854)	$(147,178)

Other Comprehensive loss
Translation adjustment on foreign exchange	-	5,114

Total comprehensive loss	$(54,854)	$(142,064)

a)	Revenues were restated to reflect an error in recording invoices for services rendered during the year ended March 31, 2008 in the subsequent year.
b)	Costs of services and product revenue were restated as a result of errors in recording invoices for services received during the year ended March 31, 2008 in the subsequent fiscal year.
c)	General and administrative expenses were restated as a result of errors in recording expenses in the correct accounting period and the reclassification of expenses between categories.
d)	Research and development costs were adjusted as a result of the errors in recording invoices in the correct accounting period and the reclassification of expenses between categories.
e)
Interest on shareholder loans was restated as a result of the calculation of the imputed interest applicable to discounting the shareholder loan to fair value using an estimated interest rate of between 8.25% and 10%.

f)
Amortization of plant and equipment was restated to reflect the average exchange rate for the year ended March 31, 2008 instead of the historical interest rate applied at the time the assets were acquired.

g)	Other income and expenses were restated as a result of an error in the treatment of the translation of the financial statements from the Canadian functional currency into a US reporting currency.
h)	Income tax expense was restated to reflect that tax provision applicable after the adjustments noted above were made and the applicable tax rate applied on an entity-by-entity basis.
i)	Minority interest in the consolidated subsidiary was restated as a result of the impact of the above-noted restatements to the Statement of Operations of the consolidated subsidiary.
j)
Translation adjustment to comprehensive income was restated to reflect the accounting for the translation of the Consolidated Financial Statements from the Canadian functional currency to the US reporting currency.

Conforce International, Inc.
–NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the years ended March 31, 2008 and 2007

Consolidated Statement of Cash Flow

	March 31, 2008
	As previously reported	As restated
Operating Activities
Net loss	$(54,854)	$(147,178)
Items not affecting cash
Minority interest in consolidated subsidiary	153,965	101,475
Amortization of plant and equipment	30,121	29,673
Stock based compensation	62,600	70,935
Imputed interest on shareholder loan	-	24,599
Changes in non-cash working capital	(229,366)	(96,210)
Net cash provided by (used in) operating activities	(37,534)	(16,706)

Investing activities
Purchase of property and equipment	(39,972)	(39,584)

Net cash provided by (used-in) investing activities	(39,972)	(39,584)

Net cash provided by financing activities	-	-

Effect of exchange rate on cash	37,475	15,177
Net decrease in cash	(40,031)	(41,113)
Cash, beginning of year	74,832	125,765
Cash, end of year	$34,801	$84,652

a)	Net loss was restated to reflect the change in the Statement of Operations resulting from the errors noted above.
b)	Items not affecting cash were restated as a result of the errors noted above.
c)	Changes in the non-cash working capital were restated, primarily as a result of the errors noted in the timing of the recording or revenues and expenses.
d)	Purchase of plant and equipment was restated to reflect the errors in translating into a US reporting currency.
e)	Increase in loans from related parties is restated to reflect the cash received.
f)
The effect of the foreign exchange on cash was restated to recognize the use of an average foreign exchange rate for the preparation of the Statement of Cash flows and the balance sheet foreign exchange rate for the Balance sheet translation.

Conforce International, Inc.
–NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the years ended March 31, 2008 and 2007

Consolidated Balance Sheet
	March 31, 2007
	As previously reported	As restated
Current assets
Cash	$74,832	$125,765
Accounts receivable	228,993	382,155
Total current assets	303,825	507,920

Plant and equipment	86,212	90,722
Non-current assets	14,779	7,398
Total Assets	$404,816	$606,040

Current liabilities
Accounts payable and accrued liabilities	$79,501	$128,836
Shareholders Loans	287,375	-
Total current liabilities	366,876	128,836

Deferred rent	-	35,704
Related party loans payable	-	248,007

Minority interest in consolidated subsidiary	126,560	116,420

Shareholder’s equity
Share capital	9,157	9,157
Contributed surplus	27,300	212,324
Accumulated deficit	(125,077)	(144,408)
	(88,620)	(77,073)

Total shareholder’s equity	$404,816	$606,040

a)
Cash was restated as a result of the transfer of a number of stale dated cheques that had been issued to a shareholder for payment of services rendered that were not going to be replaced, but rather constituted a non-interest bearing amount due to the shareholder.

b)
Accounts receivable were restated as a result of the incorrect accounting of invoices which were booked subsequent to the fiscal year but were in respect of services rendered in the fiscal year ended March 31, 2007.  In addition, a tax refund was received subsequent to the year-end relating to prior periods and refundable Goods and Services Taxes resulting from errors in the period of recognition of revenues and expenses.

c)	Plant and equipment was restated as a result of using the correct year end exchange rate for reporting translation into USD
d)	Other assets were restated as a result of cumulative errors from prior years and some amounts were expensed when incurred.
e)	Accounts payable was restated as a result of correcting the timing of the recognition of certain expenses that were recorded in subsequent periods.
f)	Income taxes payable has been updated to reflect the changes made to the financial statements.
g)	Deferred rent has been updated to reflect the straight line rent calculation.
h)
Related party loans payable was restated due to the cumulative effect of prior year’s errors and calculation of fair value with the associated imputed interest for related party loans (now recorded in contributed surplus) entered into during the year.

i)	Minority interest was restated as a result of the correction of prior period errors and adjustments reflecting errors noted in the current year statement of operations for the consolidated subsidiary.
j)	Contributed surplus was restated to reflect the correct stock based compensation expense incurred in prior periods and to account for the fair valuing of related party loans payable.
k)
Accumulated other comprehensive income was restated to reflect the correct accounting for the translation of the financial statements from the Canadian functional currency to the US reporting currency.

l)
Accumulated deficit was restated as a result of the cumulative errors in the reporting of revenue and expenses for the period ended March 31, 2007 and due to errors relating to years prior to March 31, 2007.

Conforce International, Inc.
–NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the years ended March 31, 2008 and 2007

Condensed Consolidated Statement of Operations

	March 31, 2007
	As previously reported	As restated

Container services revenues	$1,567,187	$1,583,662

Costs of services	893,908	1,009,784

Gross profit	673,279	573,878
Expenses
General and administrative	597,713	622,728
Research and development	252,143	214,790
Interest and bank charges	-	189
Stock based compensation	-	51,668
Amortization of plant and equipment	20,955	20,947
Gain on foreign exchange	558	-
	871,369	910,322
Income (loss) before income tax and minority interest	(198,090)	(336,444)

Interest on related party loans payable	-	15,804
	(198,090)	(352,248)
Income tax expense	-	-
Net income (loss) before minority interest in consolidated subsidiary	(198,090)	(352,248)

Minority interest in consolidated subsidiary	26,972	(42,809)

Net loss	$(225,062)	$(309,439)

a)
Revenues were restated as a result of the errors noted in the March 31, 2007 year end, caused by the incorrect timing of the recognition of invoices and by recording foreign currency transactions in the nominal functional currency.

b)
Cost of services and product revenue were restated as a result of errors noted in the prior year, misclassification of invoices to expenses other than costs of services and product revenue and errors in capitalizing costs of sales or expensing items that should have otherwise been expensed.

c)	General and administrative expenses were restated as a result of errors in recording expenses in the applicable accounting period, or misclassification of expenses.
d)	Research and development costs were adjusted as a result of the erroneous expensing of certain items that were capital in nature, such as the acquisition of equipment.
e)
Amortization of plant and equipment was restated to correctly calculate the appropriate amortization expense, in accordance with the stated amortization policies, after reflecting the errors noted in calculating the cost of capital equipment.

f)	Gain on foreign exchange was restated as a result of an error in the treatment of the translation of the financial statements from the Canadian functional currency into a US reporting currency.
g)
Interest on related party loans payable was restated as a result of the calculation of the imputed interest applicable to discounting the loan to fair value using an estimated interest rate of between 8.25% and 10%.

h)	Interest and bank charges was restated as a result of the erroneous classification of this expense as General and Administrative expenses.
i)	Income tax expense was restated to reflect the tax provision applicable following the adjustments noted above and the applicable tax rate applied on an entity-by-entity basis.
j)	Minority interest in consolidated subsidiary was restated as a result of the impact of the above-noted restatements on the statement of operations of the consolidated subsidiary.

Conforce International, Inc.
–NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the years ended March 31, 2008 and 2007

Consolidated Statement of Cash Flow
	March 31, 2007
	As previously reported	As restated
Operating Activities
Net loss	$(225,062)	$(309,439)
Items not affecting cash
Minority interest in consolidated subsidiary	26,972	(42,809)
Amortization of plant and equipment	20,955	20,947
Stock based compensation	27,300	51,668
Imputed interest on related party loans payable	-	15,804
Changes in non-cash working capital	69,648	241,696
Net cash provided by operating activities	(80,187)	(22,133)

Investing activities
Purchase of plant and equipment	(17,574)	(17,456)
Purchase of deposits	(4,813)	-
Net cash used in investing activities	(22,387)	(17,456)

Financing activities
Advances from related parties	-	145,442
Net cash provided by financing activities	-	145,442

Effect of exchange rate on cash	2,888	(1,055)
Net increase (decrease) in cash	(99,686)	104,798
Cash, beginning of year	174,521	20,967
Cash, end of year	$74,835	125,765

a)	Net loss was restated to reflect the change in the Statement of operations resulting from the errors noted above.
b)	Items not affecting cash were restated as a result of the errors noted above.
c)	Changes in the non-cash working capital were restated, primarily as a result of the errors noted in the timing of the recording of revenues and expenses.
d)	Purchase of plant and equipment was restated to correct the erroneous expensing of items that should have been capitalized and capitalizing of items that should have been expensed.
e)
Increases in other assets was adjusted to reflect the cumulative effect of prior years adjustments and the additional deposit for a facility the Company occupied during the last half of the fiscal year.

f)	Proceeds from related party loans payable was adjusted to reflect the receipt of the cash amount, net of any gain on imputed interest.
g)
The effect of the foreign exchange on cash was restated to recognize the use of an average foreign exchange rate for the preparation of the Statement of Cash Flows and the balance sheet foreign exchange rate for the Balance sheet translation.

Conforce International, Inc.
–NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the years ended March 31, 2008 and 2007

6.	ACCOUNTS RECEIVABLE

Accounts receivable for the year ended March 31:

	2008	2007
Trade accounts receivable	$692,008	$332,922
Goods and services tax receivable	37,367	49,233
	$729,375	$382,155

Within the trade accounts receivable balances for 2008, 98% of the balance is due from four customers.  Within the trade receivable balance for 2007, 98% of the balance due is from three customers.

7.	PLANT AND EQUIPMENT

As at March 31, 2008 the net book value of the plant and equipment is as follows:
		Accumulated
	Cost	amortization	Net book Value
Office equipment	$23,728	$4,746	$18,982
Vehicles	21,958	11,562	10,396
Machinery and equipment	120,239	58,708	61,531
Leasehold improvements	27,155	6,205	20,950
	$193,080	$81,221	$111,859

As at March 31, 2007, the net book value of the plant and equipment is as follows:
		Accumulated
	Cost	amortization	Net book Value
Vehicles	$12,178	$6,210	$5,968
Machinery and equipment	107,056	38,679	68,377
Leasehold improvements	17,239	862	16,377

	$136,473	$45,751	$90,722

8.	RELATED PARTY LOAN PAYABLE AND RELATED PARTY TRANSACTIONS

	2008	2007
Due to shareholder	$426,347	$379,604
Less: discount to fair value	(123,067)	(131,597)
	$303,280	$248,007

The amounts due to shareholder are unsecured, non-interest bearing with no specific terms of repayment.  The amounts due to related parties arise from cash advances the shareholder and other related parties made to the Company for the purchase of machinery and equipment, primarily relating to the development of the composite flooring product and to fund ongoing operating activities.

The loans have been advanced at different increments depending on the needs of the Company and repayment is not expected to occur until 2012.  Given the long term nature of these loans, each time an amount is advanced by a related party, a fair value calculation has been recorded with the discount on the loan being charged to contributed surplus.   The discount to fair value assumes repayment will be made on March 31, 2012 with imputed interest charged at rates between 8.25% and 10%.  Imputed interest was $24,599 (2007: $15,804).

The Company rents three pieces of equipment on a month to month basis from a company owned by a relative of the CEO.  Rent expense for the year ended March 31, 2007 was $10,562.  Management considers the rental rate paid by the Company to the related party to be at market rates.

The CEO is the 49.9 % minority shareholder of Conforce 1 Container Terminals, Inc.

Conforce International, Inc.
–NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the years ended March 31, 2008 and 2007

9.	SHARE CAPITAL

Preferred Shares
At March 31, 2008 and 2007, the Company had authorized 5,000,000 preferred shares with a par value of $.0001 per share and may be issued in designated series from time to time by one or more resolutions adopted by the Board of Directors.

As at March 31, 2008 and 2007 no preferred shares were issued and outstanding.

Common Stock
At March 31, 2008 and 2007, the Company had authorized 250,000,000 shares of Common Stock at a par value of CAD $.0001 per share.

As at March 31, 2008 and 2007 there were 120,001,000 shares issued and outstanding.

Stock Transactions
On October 26, 2006, the Company entered into an employment agreement (the “VP Employment Agreement”) with its Vice-President, Product Development.  The initial term of the VP Employment Agreement was twelve months.  Pursuant to the terms of the VP Employment Agreement, a founding shareholder of Conforce agreed to provide 10,000 shares of his personal Common stock per month for a twelve month period.  In addition, a founding shareholder of Conforce agreed to provide 200,000 of his personal shares of Common Stock at the end of the employment term (i.e. October 26, 2007) Shares provided under the VP Employment Agreement during the year ended March 31, 2008 totaled 270,000 and were valued at $70,935 and shares provided during the year ended March 31, 2007 totaled 50,000 and were valued at $50,665.  These valuations were based on the trading value of shares of the Common Stock on the date the shares were provided which in all cases occurred on the same day.

On October 31, 2007, the Company entered into an extension of the VP Employment Agreement for a period of twelve months, through October 31, 2008.  In accordance with this extension, additional compensation in the form of common stock of the Company would be granted if certain performance criteria were satisfied in connection with the development of the EKO-FLOR products.  A founding shareholder of Conforce agreed to provide the common shares required under the terms of this extension.  As at March 31, 2008 none of the performance criteria were met, consequently, no additional shares of Common Stock were provided under the VP Employment Agreement.

10.	COMMITMENTS

The Company leases office space under a five year lease which runs through April 2012.  Monthly lease payments are $2,883.

The Company leases container terminal site space under a lease which originally ran from April 2004 to March 2007. The lease was renewed in April 2007 for an additional five year term to March 2012 with monthly lease payments increasing by $3,514 to $14,641 per month.

Future lease commitments are as follows:

2009	$294,094
2010	294,094
2011	293,085
2012	153,619
2013	8,820
$1,043,712

Conforce International, Inc.
–NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the years ended March 31, 2008 and 2007

11.	INCOME TAXES

The provision for income taxes for the years ended March 31 consists of the following:
	2008	2007

Income tax	$73,594	$-
Deferred income tax expense (benefit)		93,976
Change in valuation allowance		(93,976)
Provision for income taxes	$73,594	$-

The reconciliation of income tax expense (benefit) for the years ended March 31 computed combined federal and provincial statutory rate to income tax expense (benefit) is as follows:

	2008	2007

Income tax expense (benefit) at combined statutory tax of 33%	$9,204	102,114

Permanent differences, net	72,992	(8,138)
Adjustment of temporary differences to income tax returns	(8,602)	-
Change in valuation allowance	-	(93,976)

Income tax expense	$73,594	$-

The significant components of the deferred tax accounts recognized for financial reporting purposes are as follows:

	2008	2007
Deferred tax assets:
Net operating loss and other carry forwards	$-	$93,976
Property and equipment amortization	-	-
Intangible asset amortization	-	-

Total deferred tax assets	-	93,976

Valuation allowance	-	(93,976)

	$-	$-

As at March 31, 2008 the Company had net operating loss carry forwards of approximately $125,824 for both Federal and Provincial tax purposes, which expire in varying amounts between 2018 and 2019.  The Company’s net deferred tax asset has been offset by a valuation allowance of the same amount. The valuation allowance has been recorded due to the uncertainty of realization of the deferred tax asset.

Conforce International, Inc.
–NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the years ended March 31, 2008 and 2007

12.	FINANCIAL INSTRUMENTS

In September 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 157, “Fair Value Measurements” (“SFAS 157”). SFAS 157 establishes a framework for measuring the fair value of assets and liabilities. This framework is intended to provide increased consistency in how fair value determinations are made under various existing accounting standards that permit, or in some cases require, estimates of fair market value. SFAS 157 also expands financial statement disclosure requirements about a corporation’s use of fair value measurements, including the effect of such measures on earnings. This standard is effective for fiscal years beginning after November 15, 2007. The Company adopted this new guidance effective April 1, 2008. This standard did not change the Company’s consolidated financial position, results of operations or cash flows. For non-financial assets and non-financial liabilities, the standard is effective for financial statements issued for fiscal years beginning after November 15, 2008. The Company plans to adopt this guidance effective April 1, 2009. Conforce is currently assessing the effect this standard may have on the Company’s results of operations and consolidated financial position.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities - Including an Amendment of FASB Statement No. 115” (“SFAS 159”). SFAS 159 is expected to expand the use of fair value accounting but does not affect existing standards which require certain assets or liabilities to be carried at fair value. The objective of SFAS 159 is to improve financial reporting by providing companies the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. Under SFAS 159, a corporation may choose, at specified election dates, to measure eligible items at fair value and report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date. SFAS 159, for financial assets and financial liabilities, is effective for financial statements issued for fiscal years beginning after November 15, 2007. The Company adopted this new guidance effective April 1, 2008. This standard did not have a material effect on the Company’s consolidated financial position, results of operations or cash flows.

Fair Values
Generally accepted accounting principles require that the Company disclose information about the fair value of its financial assets and liabilities.  Fair value estimates are made at the balance sheet date based on relevant market information and information about the financial instrument.  These estimates are subjective in nature and involve uncertainties in significant matters of judgment and therefore cannot be determined with precision.  Changes in assumptions could significantly affect these estimates.

The carrying value of cash, accounts receivable, accounts payable and accrued liabilities approximates fair value due to the immediate or short-term maturity of these instruments.

The fair value of the related party loans payable is calculated assuming the amounts outstanding will be repaid on March 31, 2012 and have imputed interest of between 8.25% and 10%.

The fair value of term loans is calculated based on interest rates that are consistent with the current rates offered to the Company for debt with similar terms.

Credit Risk
Credit risk arises from the potential that a counter party will fail to perform its obligations. The Company is exposed to credit risk from both customers and on amounts held on deposit in financial institutions. In order to reduce its credit risk, the Company reviews a new customer's credit history before extending credit and conducts regular reviews of its existing customers' credit performance. An allowance for doubtful accounts may be established based upon factors surrounding the credit risk of specific accounts, historical trends and other information.

Conforce International, Inc.
–NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the years ended March 31, 2008 and 2007

Currency Risk
Currency risk is the risk to the Company's earnings that arise from fluctuations of foreign exchange rates and the degree of volatility of these rates. For the container operations the customers and suppliers are located in Canada and there is limited exposure to currency risk.  The EKO-FLOR operations will have international customers and the sale of product may be negotiated in a currency other than the Canadian functional currency.  Purchase of equipment and supplies will also be sourced from foreign sources.  Because of current limited activity in the EKO-FLOR operations fluctuations in the foreign exchange rates will not be significant.

Interest Rate Risk
The Company has almost ten years remaining on a term loan which is variable based on current prime rate  An increase/decrease of 3% in the interest rates would increase/decrease the annual interest expense by approximately $5,800.

Liquidity Risk
The Company manages its liquidity risk by preparing and reviewing actual and forecasted cash flows.  There are no assurances the sources of funds will be available to satisfy current obligations as noted in Note 2 Going Concern.

13.	BUSINESS SEGMENTS

The Company operated in two reportable business segments; Container Terminal, and EKO-FLOR.  The Container Terminal operations are organized as Conforce 1 Container Terminals, Inc., a 50.1% owned subsidiary of the Company.  The subsidiary is responsible for all container terminal operations.  EKO-FLOR is organized as Conforce Container Corporation a 100% owned subsidiary of the Company.  This subsidiary is responsible for the development, manufacturing and marketing of the Company’s EKO-FLOR product.  Operations to date have been research and development and an order from one customer.

Business Segments –For the Year Ended March 31, 2008 (restated)

	Container
	Terminals	EKO-FLOR	Consolidated

Revenues	$2,364,335	$-	$2,364,335

Cost of services and product revenue	1,274,111	-	1,274,111
Interest expense	25,284	-	25,284
Amortization of long lived assets	29,673	-	29,673
Income tax expense	73,594	-	73,594
Other expenses	758,316	249,060	1,007,376
Minority interest	101,475	-	101,475
Income (Loss)	$101,882	$(249,060)	$(147,178)

Total Assets, March 31, 2008

Container Terminals	$930,041
EKO-FLOR	-

Consolidated Total Assets	$930,041

For the year ended March 31, 2008, 95% of the Container Terminal revenue was generated by three major customers.

Conforce International, Inc.
–NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the years ended March 31, 2008 and 2007

Business Segments –For the Year Ended March 31, 2007 (restated)
	Container
	Terminals	EKO-FLOR	Consolidated

Revenues	$1,583,662	$-	$1,583,662

Cost of services	1,009,784	-	1,009,784
Interest expense	15,993	-	15,993
Amortization of long lived assets	20,947	-	20,947
Income tax expense	-	-	-
Other expenses	674,396	214,790	889,186
Minority interest	(42,809)	-	(42,809)
Income (Loss)	$(94,649)	$(214,790)	$(309,439)

Total Assets, March 31, 2007

Container Terminals	$606,040
EKO-FLOR	-

Consolidated Total Assets	$606,040

For the year ended March 31, 2007, 95% of the Container Terminal revenue was generated by three customers.

14.	CHANGES IN NON-CASH WORKING CAPITAL

	2008	2007
	(restated)	(restated)

Accounts receivable	$(332,171)	$89,650
Non-current assets	4,132	-
Accounts payable and accrued liabilities	148,558	152,046
Income taxes payable	53,550	-
Deferred Rent	29,721	-
	$(96,210)	$241,696

15.	COMPARATIVE STATEMENTS

The restated comparative figures have been reclassified to conform to the current year’s presentation.

Conforce International Inc.
UNAUDITED CONSOLIDATED INTERIM FINANCIAL STATEMENTS
For the three and nine months (restated) ended December 31, 2008 and 2007

Conforce International, Inc.
UNAUDITED CONSOLIDATED BALANCE SHEETS
For the periods ended December 31, 2008 and March 31, 2009

	December 31 2008	March 31, 2008
	(unaudited) (restated)	(restated)
	(see note 5)	(see note 5)

Assets
Current Assets
Cash	$-	$84,652
Accounts receivable	315,490	729,375
	315,490	814,027

Plant and equipment	566,250	111,859
Intangible assets	11,741	-
Non-current assets	11,746	4,155

	$905,227	$930,041

Liabilities
Current Liabilities
Bank indebtedness	$18,566	$-
Accounts payable and accrued liabilities	262,677	296,897
Income taxes payable	80,607	53,845
Short term related party loan payable (note 6)	122,489	-

	484,339	350,742

Deferred rent	36,923	37,283
Related party loans payable (note 6)	371,226	303,280

	892,488	691,305

Minority interest in consolidated subsidiary	191,976	232,792

Shareholder's equity (deficiency)
Share capital (note 7)	9,157	9,157
Contributed surplus	321,293	283,259
Accumulated other comprehensive income	27,281	5,114
Accumulated deficit	(536,968)	(291,586)
	(179,237)	5,944

	$905,227	$930,041
Going concern (note 2) Commitment (note 8)

The accompanying notes are an integral part of these consolidated financial statements.

Conforce International, Inc.
UNAUDITED CONSOLIDATED BALANCE SHEETS
For the periods ended December 31, 2008 and March 31, 2009

	Three months ended		Nine months ended
	December	December	December	December
	2008	2007	2008 (restated)	2007 (restated)
			(see note 5)	(see note 5)

Container service revenue	327,785	681,102	$1,333,772	$1,636,194

Cost of services	181,116	385,219	697,091	878,509

Gross profit	146,669	295,883	636,681	757,685

Expenses
General and administrative	297,734	179,570	683,949	586,692
Research and development	28,541	44,833	56,327	101,072
Interest and bank charges	350	100	515	530
Stock based compensation	1,990	10,270	1,796	70,401
Amortization of plant and equipment	71,450	7,518	114,371	22,087
Amortization of intangible assets	1,138	-	2,429	-
Gain on foreign exchange	(500)	-	(558)	-
	400,703	242,291	858,829	780,782

Income (loss) before non-operating item	(254,034)	53,592	(222,148)	(23,097)

Interest on related party loans payable	8,011	6,232	20,903	18,310
Income (loss) before income tax and minority interest	(262,045)	47,360	(243,051)	(41,407)

Income tax expense (recovery)	(44,134)	35,870	5,885	48,964

Income (loss) before minority interest	(217,911)	11,490	(248,936)	(90,371)

Minority interest in consolidated subsidiary	(48,227)	33,230	(3,554)	40,470

Net loss	(169,684)	(21,740)	(245,382)	(130,841)

Other Comprehensive income (loss):
Translation adjustment on foreign exchange	18,785	-	22,167	-

Total comprehensive loss	(150,899)	$(21,740)	$(223,215)	$(130,841)

Loss per share - basic and diluted	$(0.00)	$(0.00)	$(0.00)	$(0.00)
Weighted average number of shares outstanding	120,001,000	120,001,000	120,001,000	120,001,000

The accompanying notes are an integral part of these consolidated financial statements.

Conforce International, Inc.
UNAUDITED CONSOLIDATED BALANCE SHEETS
For the periods ended December 31, 2008 and March 31, 2009

	Three months ended		Nine months ended
	December	December	December	December
	2008	2007	2008 (restated)	2007 (restated)
			(see note 5)	(see note 5)

Operating activities
Net loss	$(169,684)	$(21,740)	$(245,382)	$(130,841)
Items not affecting cash
Amortization of plant and equipment	71,450	7,518	114,371	22,087
Amortization of intangible assets	1,138	-	2,429	-
Imputed interest on related party loans payable	8,011	6,232	20,903	18,310
Stock based compensation	1,990	10,270	1,796	70,401
Minority interest in consolidated subsidiary	(48,227)	33,230	(3,554)	40,470

Changes in non-cash working capital	(26,793)	(83,369)	394,898	(114,674)
Net cash provided by (used in ) operating activities	(162,115)	(47,859)	285,461	(94,247)

Investing Activities
Purchase of plant and equipment	(292,028)	-	(646,179)	(39,286)
Investment in intangible assets	(1,806)	-	(15,644)	-
Increase in non-current assets	(10,308)	-	(9,301)	4,101

Net cash used in investing activities	(304,142)	-	(671,124)	(35,185)

Financing Activities
Increase in bank indebtedness	23,157	-	20,897	-
Short term advance from related parties	122,489	-	122,489	-
Advances from related parties	126,514	-	162,411	-

Cash provided by financing activities	272,160	-	305,797	-

Effect of foreign exchange on cash	14,303	(978)	(4,786)	14,177

Decrease in cash during the period	(179,794)	(48,837)	(84,652)	(115,255)

Cash, beginning of period	179,794	59,347	84,852	125,765

Cash, end of period	$-	$10,510	$-	$10,510

The accompanying notes are an integral part of these consolidated financial statements.

Conforce International, Inc.
UNAUDITED CONSOLIDATED BALANCE SHEETS
For the periods ended December 31, 2008 and March 31, 2009

					Accumulated
					Other
	Common Stock		Contributed	Accumulated	Comprehensive	Total
	Shares	Amount	Surplus	Deficit	Income

Balances at March 31, 2007	120,001,000	$9,157	$27,300	$(125,077)	$-	$(88,620)

Prior period adjustment		-	185,024	(19,331)	-	165,693
Restated balance March 31, 2007	120,001,000	9,157	212,324	(144,408)	-	77,073

Stock based compensation (restated)		-	70,935	-	-	70,935
Net loss (restated)		-	-	(147,178)	-	(147,178)

Translation adjustments (restated)		-	-	-	5,114	5,114

Balance as at March 31, 2008 (restated)	120,001,000	9,157	283,259	(291,586)	5,114	5,944

Stock based compensation (restated)		-	1,796	-	-	1,796
Gain on imputed interest (restated) (note 10)		-	36,238	-	-	36,238
Net loss (restated)		-	-	(245,382)	-	(245,382)
Translation adjustment (restated)		-	-	-	22,167	22,167

Balance as at December 31, 2008 (restated)	120,001,000	$9,157	$321,293	$(536,968)	$27,281	$(179,237)

The accompanying notes are an integral part of these consolidated financial statements.

1.	DESCRIPTION OF BUSINESS

The Company operates in two reportable business segments; Container Terminal, and EKO-FLOR. The Container Terminal operations are organized as Conforce 1 Container Terminals, Inc., which is a 50.1% owned subsidiary of the Company. The remaining 49.9% is owned by Marino Kulas, Conforce International, Inc President & CEO. The Conforce 1 subsidiary is responsible for all container terminal operations. EKO-FLOR is organized as Conforce Container Corporation (“CCC”) a 100% owned subsidiary of the Company. The CCC subsidiary is responsible for the development, manufacturing and marketing of the Company’s EKO-FLOR products. Operations for CCC during the reportable periods to date have been limited to research and development as the product is in the testing stages. Its EKO-FLOR products have evolved systematically with various refinements, as previously noted, based on industry standards and various feedback received.

The Company was incorporated on May 18, 2004 in the State of Delaware as Now Marketing Corp. and on May 20, 2005 Conforce Container Corporation was renamed from First National Preferred Card Service, Inc., which was incorporated under the laws of the Province of Ontario on February 9, 2001.  On May 25, 2005, the Company acquired Conforce Container Corporation in exchange for 120,000,000 shares of the Company’s Common Stock, making Conforce Container Corporation a wholly owned subsidiary.  Immediately prior to the acquisition, the Company had 1,000 shares of common stock issued and outstanding.  The acquisition was accounted for as a recapitalization of Conforce Container Corporation, as the shareholders of Conforce Container Corporation controlled the Company upon completion of the acquisition.  Conforce Container Corporation was treated as the acquiring entity for accounting purposes.  There were no adjustments to the carrying value of the assets or liabilities of the acquired company or to the assets and liabilities of the acquiring company.  The Company was then renamed Conforce International Inc. on May 25, 2005.

2.	GOING CONCERN

These consolidated financial statements have been prepared on the basis of United States generally accepted accounting principles ("GAAP") applicable to a 'going concern', which assume that the Company will continue in operation for the foreseeable future and will be able to realize its assets and discharge its liabilities in the normal course of operations. As at December 31, 2008 the Company will require additional funding which, if not raised, may result in the curtailment of activities. The Company has incurred net losses including $245,382 for the nine month period ended December 31, 2008 and has an accumulated deficit of $536,968 as at December 31, 2008. The Company's ability to continue as a going concern depends on its ability to generate positive cash flow from operations or secure additional debt or equity financing.

Management regularly reviews and considers the current and forecast activities of the Company in order to satisfy itself as to the viability of operations. These ongoing reviews include consideration of current orders and future business opportunities, current development and production activities, customer and supplier exposure and forecast cash requirements and balances. Based on these evaluations management concluded that the Company is able to continue as a going concern.

There can be no assurances that the Company's activities will be successful or sufficient and as a result there is doubt regarding the "going concern" assumption and, accordingly, the use of accounting principles applicable to a going concern. These consolidated financial statements do not reflect adjustments that would be necessary if the "going concern" assumption were not appropriate. If the "going concern" assumption were not appropriate for these consolidated financial statements, then adjustments to the carrying values of the assets and liabilities, the reported revenues and expenses and the balance sheet classifications, which could be material, would be necessary.

3.	BASIS OF PREPARATION

The accompanying unaudited interim consolidated financial statements of the Company have been prepared in accordance with GAAP for interim financial information and are presented in US dollars, unless otherwise noted. Accordingly, they do not include all of the information and footnotes required by GAAP for annual consolidated financial statements.

The accompanying financial information reflects all adjustments, consisting primarily of normal recurring adjustments, which are, in the opinion of management, necessary for a fair presentation of results for interim periods. Operating results for the three months and nine month periods ended December 31, 2008 are not necessarily indicative of the results that may be expected for the fiscal year ending March 31, 2009. The accounting policies used in the preparation of these interim consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes to the financial statements.  These interim consolidated financial statements follow the same accounting policies audited consolidated financial statements for the year ended March 31, 2008.

4.	NEW ACCOUNTING STANDARDS

In December 2007, the FASB issued FAS No. 160, "Non-controlling Interests in Consolidated Financial Statements - an amendment of ARB No. 51 ", ("FAS No. 160"). FAS No. 160 requires (i) that non-controlling (minority) interests be reported as a component of shareholders' equity, (ii) that net income attributable to the parent and to the non-controlling interest be separately identified in the consolidated statement of operations, (iii) that changes in a parent's ownership interest while the parent retains its controlling interest be accounted for as equity transactions, (iv) that any retained non-controlling equity investment upon the deconsolidation of a subsidiary be initially measured at fair value, and (v) that sufficient disclosures are provided that clearly identify and distinguish between the interests of the parent and the interests of the non-controlling owners. FAS No. 160 is effective for annual periods beginning after December 15, 2008 and should be applied prospectively. The presentation and disclosure requirements of the statement shall be applied retrospectively for all periods presented. We adopted FAS No. 160 on April 1, 2009.

In December 2007, the FASB issued Statement SFAS No. 141 (revised 2007), “Business Combinations,” replacing SFAS No 141. The standard retains the purchase method of accounting for acquisitions, but requires a number of changes, including the way assets and liabilities are recognized in the purchase accounting. It also changes the recognition of assets acquired and liabilities assumed arising from contingencies, requires the capitalization of in-process research and development at fair value, and requires the expensing of acquisition-related costs as incurred. SFAS No. 141R is effective for the Company beginning April 1, 2009 and applies prospectively to business combinations completed on or after that date.

In April 2008, the FASB issued guidance that amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset. The guidance is effective for fiscal years beginning after December 15, 2008. Early adoption is prohibited. The adoption of this standard is not expected to have a material effect on the Company’s results of operations or financial position.

In April 2009, the FASB issued guidance concerning interim disclosures about fair value of financial instruments requiring publicly traded companies to provide disclosure about the fair value of financial instruments whenever interim summarized financial information is reported. Previously, disclosures about the fair value of financial instruments were only required on an annual basis. Disclosure shall include the method(s) and significant assumptions used to estimate the fair value of financial instruments and shall describe changes in method(s) and significant assumptions, if any, during the period. This guidance was effective for interim and annual periods ending after June 15, 2009.

In May 2009, the FASB issued guidance regarding the disclosure of subsequent events. This guidance made no changes to current accounting but added required disclosures regarding the date through which the Company has evaluated subsequent events and whether that evaluation date is the date of financial statement issuance or the date the financial statements were available to be issued. This guidance was effective, and will be adopted by the Company, for interim and annual periods ending after June 15, 2009.

In June 2009, the FASB approved the “FASB Accounting Standards Codification” (the “Codification”) as the single source of authoritative nongovernmental U.S. GAAP to be launched on July 1, 2009. The codification does not change current U.S. GAAP, but is intended to simplify user access to all authoritative U.S. GAAP by providing all the authoritative literature related to a particular topic in one place. All existing accounting standard documents will be superseded and all other accounting literature not included in the Codification will be considered not authoritative. The Codification is effective for interim and annual periods ending after September 15, 2009. Adoption by the Company is not expected to lead to any material impact on its consolidated financial position, results of operation or cash flows.

5.	RESTATEMENT OF PREVIOUSLY REPORTED FINANCIAL STATEMENT

In connection with the preparation of the March 31, 2009 and 2008 audited financial statements, the Company noted a number of errors in the previously reported financial statements and the comparative financial statement for the nine month period ended December 31, 2008.  These errors impacted a number of statements as summarized below:

Consolidated Balance Sheet

	December 31, 2008
	As previously reported	As restated
Current assets
Cash	$-	$-
Accounts receivable	200,996	315,490
Other receivables	32,569	-
Total current assets	233,565	315,490

Plant and equipment	537,049	566,250
Intangible assets	-	11,741
Non-current assets	23,829	11,746
Total Assets	$794,443	$905,227

Current liabilities
Bank indebtedness	$3,357	$18,566
Accounts payable and accrued liabilities	164,013	262,677
Income taxes payable	-	80,607
Short term related party loan payable	-	122,489
Total current liabilities	167,370	484,339

Deferred rent	-	36,923
Related party loans payable	450,114	371,226

Minority interest in consolidated subsidiary	312,431	191,976

Shareholder’s equity
Share capital	9,157	9,157
Contributed surplus	91,767	321,293
Accumulated other comprehensive loss	-	27,281
Accumulated deficit	(236,396)	(536,968)
	(135,472)	(179,237)

Total shareholder’s equity	$794,443	$905,227

a)	Cash was restated as a result of the reversal of stale dated cheques and holding of USD balances.
b)	Accounts receivable was restated as a result of an error in accounting for refundable goods and service taxes resulting from the correction to purchases and payments.
c)
Plant and equipment was restated as a result of correcting certain items incorrectly capitalized or incorrectly expensed and the use of an incorrect exchange rate in translating the balances at year end.

d)	Intangibles assets were restated as a result of incorrectly expensing the items during the period.
e)	Other assets were restated as a result of cumulative errors from prior year and some amounts were expensed when incurred.
f)	Accounts payable were restated as a result correcting the timing of the recognition of certain expenses that were recorded in subsequent periods.
g)	Income taxes payable were not calculated.
h)	Deferred rent was not calculated.
i)
Related party loans payable was restated due to the cumulative effect of prior year’s errors and calculation of fair value with the associated imputed interest for related party loans entered into during the year.

j)	Minority interest was restated as a result of the correction of prior period errors and adjustments reflecting errors noted in the current year statement of operations for the consolidated subsidiary.
k)	Contributed surplus was restated to reflect the correct stock based compensation expense incurred in prior periods and to account for the fair valuing of related party loans payable.
l)
Accumulated other comprehensive income was restated to reflect the correct accounting for the translation of the financial statements from the functional Canadian currency to the US reporting currency.

m)
Accumulated deficit was restated as a result of the cumulative errors in the revenue and expenses and as a result of errors for the period ended December 31, 2008 and for errors identified that related to years prior to March 31, 2009.

Consolidated Statement of Operations
	Nine months ended December 31, 2008
	As previously reported	As restated
Container service revenues	$1,575,118	$1,333,772

Costs of services	893,329	697,091

Gross profit	681,789	636,681
Expenses
General and administrative	585,536	683,949
Research and development	88,498	56,327
Interest and bank charges	-	515
Stock based compensation	-	1,796
Amortization of plant and equipment	32,314	114,371
Amortization of intangible asset	-	2,429
Gain on foreign exchange	-	(558)
	706,348	858,829

Loss before non-operating items	(24,559)	(222,148)

Interest on related party loans payable	-	20,903
	(24,559)	(243,051)
Income tax expense (recovery)	-	5,885
Loss before minority interest in consolidated subsidiary	(24,559)	(248,936)
Minority interest in consolidated subsidiary	31,906	(3,554)

Net loss	$(56,465)	$(245,382)

Other Comprehensive loss
Translation adjustment on foreign exchange	-	22,167
Total comprehensive loss	$(56,465)	$(223,215)

a)	Revenues were restated as a result of the errors noted in the nine months ended December 31, 2008 and the year ended March 31, 2008 caused by cut off errors noted in the recording invoices.
b)
Cost of sales were restated as a result of errors noted in cut-off errors, misclassification of invoices to expenses other than costs of sales and errors in capitalizing costs of sales or expensing items that should have otherwise been expensed.

c)	General and administrative expenses were restated as a result of errors in recording expenses in the correct accounting period, or misclassification of expenses into the incorrect category.
d)	Research and development costs were adjusted as a result of the errors in expensing items that were capital in nature, such as the acquisition of equipment.
e)	Interest on term loan was reclassified as a separate item, where it had been incorrectly classified as General and administrative costs.
f)
Amortization of plant and equipment was restated to correctly calculate the appropriate amortization expense, in accordance with the stated amortization policies, after the reflecting the errors noted in calculating the cost of capital equipment.

g)	Amortization of intangible assets was restated to reflect the calculation of amortization of intangible assets.
h)	Gain on foreign exchange was not previous reported.
i)
Interest on related party loans payable was restated as a result of the calculation of the imputed interest applicable to discounting the loan to fair value using an estimated interest rate of between 8.25% and 10%.

j)	Interest and bank charges was restated as a result of the mis-classification of the expense in General and administrative expenses.
k)	Income tax expense was restated to reflect the tax provision applicable after the adjustments noted above were made and the applicable tax rate applied on an entity-by-entity basis.
l)	Minority interest in consolidated subsidiary was restated as a result of the impact of the above restatements on the statement of operations of the consolidated subsidiary.
m)
Translation adjustment to comprehensive income was restated to reflect the correct accounting for the translation of the consolidated financial statements from the functional Canadian currency to the US reporting currency.

Consolidated Statement of Cash Flow
	Nine months ended December 31, 2008
	As previously reported	As restated
Operating Activities
Net loss	$(56,465)	$(245,382)
Items not affecting cash
Minority interest in consolidated subsidiary	31,906	(3,554)
Amortization of plant and equipment	32,314	114,371
Amortization of intangible assets	-	2,429
Stock based compensation	1,867	1,796
Imputed interest on related party loans payable	-	20,903
Changes in non-cash working capital	309,306	394,898
Net cash provided by operating activities	318,928	285,461

Investing activities
Purchase of plant and equipment	(473,300)	(646,179)
Investment in intangible assets	-	(15,644)
Increase in Other assets	(9,050)	(9,301)
Net cash used in investing activities	(482,350)	(671,124)

Financing activities
Increase in bank indebtedness	3,357	20,897
Short term advance from related parties	-	122,489
Advances from related parties	125,264	162,411
Net cash provided by financing activities	128,621	305,797

Effect of exchange rate on cash	-	(4,786)
Decrease in cash during the period	(34,801)	(84,652)
Cash, beginning of period	34,801	84,652
Cash, end of period	$-	-

h)	Net loss was restated to reflect the change in the Statement of operations resulting from the errors noted above.
i)	Items not affecting cash were restated as a result of the errors noted above.
j)	Changes in the non-cash working capital were restated, primarily as a result of the errors noted in the timing of the recording or revenues and expenses.
k)	Purchase of plant and equipment was restated to reflect the errors in expensing items that should have been capitalized and capitalizing items that should have been expensed.
l)	Purchase of intangible assets was restated as a result of the error noted in expensing an item that should have been capitalized.
m)
Increases in other assets was adjusted to reflect the cumulative effect of prior years adjustments and the additional deposit for a facility the Company occupied during the last half of the fiscal year.

n)	Proceeds from related party loans payable was adjusted to reflect the receipt of the cash amount, net of any gain on imputed interest.
o)
The effect of the foreign exchange on cash was restated to recognize the use of an average foreign exchange rate for the preparation of the Statement of Cash flows and the balance sheet foreign exchange rate for the Balance sheet translation.

Consolidated Balance Sheet
	March 31, 2008
	As previously reported	As restated
Current assets
Cash	$34,801	$84,652
Accounts receivable	494,184	729,375
Total current assets	528,985	814,027

Plant and equipment	96,063	111,859
Non-current assets	14,779	4,155
Total Assets	$639,827	$930,041

Current liabilities
Accounts payable and accrued liabilities	$115,326	$296,897
Income taxes payable	-	53,845
Total current liabilities	115,326	350,742
Deferred rent	-	37,283
Related party loan payable	324,850	303,280
Minority interest	280,525	232,792

Shareholder’s equity
Share capital	9,157	9,157
Contributed surplus	89,900	283,259
Accumulated other comprehensive loss	-	5,114
Accumulated deficit	(179,931)	(291,586)
	(80,874)	5,944

Total shareholder’s equity	$639,827	$930,041

l)
Cash was restated as a result of the transfer of a number of stale dated cheques that had been issued to a shareholder that were not going to be replaced, but rather constituted a non-interest bearing amount due to the shareholder.

m)
Accounts receivable were restated as a result of the incorrect accounting of invoices which were booked subsequent to the fiscal year but were for services rendered in fiscal year ended March 31, 2008.  In addition, a tax refund was received subsequent to the year-end relating to prior periods and refundable goods and services taxes resulting from errors in the period of recognition of revenues and expenses.

n)
Plant and equipment was restated as a result of an incorrect exchange rate used in translating the balances at year end.  A historical exchange rate had been applied rather than the applicable year end exchange rate.

o)	Other assets were restated to eliminate amounts recorded as deposits for rental property.
p)
Accounts payable were restated as a result of the incorrect accounting for invoices that were recorded in the subsequent period but related to services rendered during the fiscal year ended March 31, 2008.

q)	Related party loans payable was restated to account for the imputed interest associated with the receipt of non-interest bearing shareholder loans as a result of cheques that were not cashed.
r)	Minority interest was restated as a result of the adjustments noted above impacting the partially owned subsidiary.
s)
Contributed surplus was restated to reflect the correct stock based compensation expense incurred in the current and prior periods and to account for the gain in the fair valuing of the related party loans payable.

t)
Accumulated deficit was restated as a result of the cumulative errors in the revenue and expenses and as a result of errors for the period ended March 31, 2008 and for errors identified that related to years prior to March 31, 2008.

Condensed Consolidated Statement of Operations

	Nine months ended December 31, 2007
	As previously reported	As restated

Container service revenues	$1,586,689	$1,636,194

Costs of services	952,436	878,509

Gross profit	634,253	757,685

Expenses
General and administrative	580,608	586,692
Research and development	124,304	101,072
Interest and bank charges	-	530
Stock based compensation	-	70,401
Amortization of plant and equipment	25,863	22,087
	730,775	780,782

Loss before non-operating items	(96,522)	(23,097)

Interest on related party loans payable	-	18,310
	(96,522)	(41,407)
Income tax expense	-	48,964
Net loss before minority interest in consolidated subsidiary	(96,522)	(90,371)

Minority interest in consolidated subsidiary	13,863	40,470

Net loss	$(110,385)	$(130,841)

Other Comprehensive loss
Translation adjustment on foreign exchange	-	-

Total comprehensive loss	$(110,385)	$(130,841)

a)	Revenues were restated as a result of the errors caused by the incorrect timing of the recognition of invoices.
b)
Cost of sales were restated as a result of errors noted in the prior year, misclassification of invoices to expenses other than costs of sales and errors in capitalizing costs of sales or expensing items that should have otherwise been expensed.

c)	General and administrative expenses were restated as a result of errors in recording expenses in the correct accounting period, or misclassification of expenses into the incorrect category.
d)	Research and development costs were adjusted as a result of the errors in expensing items that were capital in nature, such as the acquisition of equipment.
e)	Interest on term loan was reclassified as a separate item, where it had been incorrectly classified as General and administrative costs.
f)
Amortization of plant and equipment was restated to correctly calculate the appropriate amortization expense, in accordance with the stated amortization policies, after the reflecting the errors noted in calculating the cost of capital equipment.

g)
Interest on related party loans payable was restated as a result of the calculation of the imputed interest applicable to discounting the loan to fair value using an estimated interest rate of between 8.25% and 10%.Interest and bank charges was restated as a result of the mis-classification of this expense as General and Administrative expenses.

h)	Income tax expense was restated to reflect the tax provision applicable following the adjustments noted above and the applicable tax rate applied on an entity-by-entity basis.
i)	Minority interest in consolidated subsidiary was restated as a result of the impact of the above-noted restatements on the statement of operations of the consolidated subsidiary.

Consolidated Statement of Cash Flow
	Nine months ended December 31, 2007
	As previously reported	As restated
Operating Activities
Net loss	$(110,385)	$(130,841)
Items not affecting cash
Minority interest in consolidated subsidiary	13,863	40,470
Amortization of plant and equipment	25,863	22,087
Stock based compensation	62,600	70,401
Imputed interest on related party loans payable	-	18,310
Changes in non-cash working capital	(146,688)	(114,674)
Net cash provided by operating activities	(154,747)	(94,247)

Investing activities
Purchase of plant and equipment	(39,972)	(39,286)
Change in Other assets	-	4,101
Net cash used in investing activities	(39,972)	(35,185)

Financing activities
Increase in bank indebtedness	157,244	-
Net cash provided by financing activities	157,244	-

Effect of exchange rate on cash	37,475	14,177
Decrease in cash during the period	-	(115,255)
Cash, beginning of period	-	125,765
Cash, end of period	$-	$10,510

a)	Net loss was restated to reflect the change in the Statement of operations resulting from the errors noted above.
b)	Items not affecting cash were restated as a result of the errors noted above.
c)	Changes in the non-cash working capital were restated, primarily as a result of the errors noted in the timing of the recording or revenues and expenses.
d)	Purchase of plant and equipment was restated to reflect minor differences in translation to the USD reporting currency.
e)	Change in other assets was adjusted to reflect the cumulative effect of prior years’ adjustments and the additional deposit for a facility the Company occupied during the last half of the fiscal year.
f)
The effect of the foreign exchange on cash was restated to recognize the use of an average foreign exchange rate for the preparation of the Statement of Cash flows and the balance sheet foreign exchange rate for the Balance sheet translation.

6.	RELATED PARTY LOAN PAYABLE AND RELATED PARTY TRANSACTIONS

	December 31, 2008	March 31, 2008
Due to shareholder	$488,009	$426,347
Less: discount to fair value	(116,783)	(123,067)
	$371,226	$303,280

The amounts due to shareholder are unsecured, non-interest bearing with no specific terms of repayment.  The amounts due to related parties arise from cash advances the shareholder made to the Company for the purchase of machinery and equipment, primarily relating to the development of the composite flooring product and to fund ongoing operating activities.

The loans have been advanced at different increments depending on the needs of the Company and repayment is not expected to occur until 2012.  Given the long term nature of these loans, each time an amount is advanced by a related party, a fair value calculation has been recorded with the discount on the loan being charged to contributed surplus.   The discount to fair value assumes repayment will be made on March 31, 2012 with imputed interest charged at rates between 8.0% and 10%.   Imputed interest was $30,010 (2008: $24,599)

The short term related party loan payable is unsecured, non-interest bearing and is to be repaid from the proceeds of a Canada Small Business Financing Loan that was approved in November 2008 and funded in January 2009. The fair value of the short term loan is considered equal to the carrying value due to the short term nature of this specific advance.

The Company rents three pieces of equipment on a month to month basis from a company owned by a relative of the CEO.  Rent expense for the year ended March 31, 2009 was $66,927 (2008: $10,562).    The rental rate paid by the Company to the related party is felt by management to be at market rates.

The CEO is the 49.9 % minority shareholder of Conforce 1 Container Terminals, Inc.

7.	SHARE CAPITAL

Preferred Shares
At December 31, 2008, the Company had authorized 5,000,000 preferred shares with a par value of $.0001 per share and may be issued in designated series from time to time by one or more resolutions adopted by the Board of Directors.

As at December 31, 2008 no preferred shares were issued and outstanding.

Common Stock
At December 31, 2008, the Company had authorized 250,000,000 shares of Common Stock at a par value of CAD $.0001 per share.

As at December 31, 2008 there were 120,001,000 shares issued and outstanding.

Stock Transactions
On October 26, 2006, the Company entered into an employment agreement (the “VP Employment Agreement”) with its Vice-President, Product Development.  The initial term of the VP Employment Agreement was twelve months.  Pursuant to the terms of the VP Employment Agreement, a founding shareholder of Conforce agreed to provide 10,000 shares of Common stock per month for a twelve month period.  In addition, a founding shareholder of Conforce agreed to provide 200,000 shares of Common Stock at the end of the employment term (i.e. October 26, 2007) Shares provided under the VP Employment Agreement during the year ended March 31, 2008 totaled 320,000 and were valued at $121,600 and shares provided during the year ended March 31, 2007 totaled 50,000 and were valued at $50,665.  These valuations were based on the trading value of shares of the Common Stock on the date the shares were provided which in all cases occurred on the same day.

On October 31, 2007, the Company entered into an extension of the VP Employment Agreement for a period of twelve months, through October 31, 2008.  In accordance with this extension, additional compensation in the form of common stock of the Company would be granted if certain performance criteria were satisfied in connection with the development of the EKO-FLOR products.  A founding shareholder of Conforce agreed to provide the common shares required under the terms of this extension.  As at December 31, 2008 none of the performance criteria were met, consequently, no additional shares of Common Stock were provided under the VP Employment Agreement.

On October 31, 2008, the Company further extended its VP Employment Agreement for an additional twelve months to October 31, 2009.  Under this extension, the Company agreed to provide 320,000 shares of common stock at the end of the period provided certain performance criteria were satisfied in connection with the development and commercialization of Eko-Flor products.  If required, a founding shareholder of Conforce has agreed to provide the common shares in satisfaction of this agreement.   As at December 31, 2008, the performance criteria were not satisfied in connection with the development of the Eko-Flor products and as such, no common stock was transferred to the VP Product Development.    The agreement also provided for the granting of an additional 80,000 shares of common stock at the end of the renewal period (October 31, 2009) from a previous agreement for which the performance criteria has been met.  A founding shareholder agreed to provide these additional common shares.   As at December 31, 2008, a total of 13,334 common shares were expensed under this provision with a fair value of $1,796.

8.	COMMITMENTS

The Company leases office space under a five year lease which runs through April 2012.  Monthly lease payments are $2,883.

The Company leases container terminal site space under a lease which originally ran from April 2004 to March 2007. The lease was renewed in April 2007 for an additional five year term to March 2012 with monthly lease payments increasing by $3,514 to $14,641 per month.

In December 2008, the Company entered into a three year lease for its production and development centre site space. The monthly payments are $9,350 and will commence in January 2009 and run until December 2011.

Future lease commitments are as follows:

2009	$304,663
2010	304,663
2011	293,085
2012	153,619
2013	8,820
$1,064,850

9.	FINANCIAL INSTRUMENTS

In September 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 157, “Fair Value Measurements” (“SFAS 157”). SFAS 157 establishes a framework for measuring the fair value of assets and liabilities. This framework is intended to provide increased consistency in how fair value determinations are made under various existing accounting standards that permit, or in some cases require, estimates of fair market value. SFAS 157 also expands financial statement disclosure requirements about a corporation’s use of fair value measurements, including the effect of such measures on earnings. This standard is effective for fiscal years beginning after November 15, 2007. The Company adopted this new guidance effective April 1, 2008. This standard did not change the Corporation’s consolidated financial position, results of operations or cash flows. For non-financial assets and non-financial liabilities, the standard is effective for financial statements issued for fiscal years beginning after November 15, 2008. The Company plans to adopt this guidance effective April 1, 2009. The  Company is currently assessing the effect this standard may have on the Corporation’s results of operations and consolidated financial position.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities - Including an Amendment of FASB Statement No. 115” (“SFAS 159”). SFAS 159 is expected to expand the use of fair value accounting but does not affect existing standards which require certain assets or liabilities to be carried at fair value. The objective of SFAS 159 is to improve financial reporting by providing companies the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. Under SFAS 159, a  Company may choose, at specified election dates, to measure eligible items at fair value and report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date. SFAS 159, for financial assets and financial liabilities, is effective for financial statements issued for fiscal years beginning after November 15, 2007. The  Company adopted this new guidance effective April 1, 2008. This standard did not have a material effect on the  Company’s consolidated financial position, results of operations or cash flows.

Fair Values
Generally accepted accounting principles require that the Company disclose information about the fair value of its financial assets and liabilities.  Fair value estimates are made at the balance sheet date based on relevant market information and information about the financial instrument.  These estimates are subjective in nature and involve uncertainties in significant matters of judgment and therefore cannot be determined with precision.  Changes in assumptions could significantly affect these estimates.

The carrying value of accounts receivable, accounts payable and accrued liabilities and the short term related party loan payable approximate fair value due to the immediate or short-term maturity of these instruments.

The fair value of the related party loans payable is calculated assuming the amounts outstanding will be repaid on March 31, 2012 and have imputed interest of between 8.0% and 10%.

The carrying value of term loans the fair value as the interest rates are consistent with the current rates offered to the Company for debt with similar terms.

Credit Risk
Credit risk arises from the potential that a counter party will fail to perform its obligations. The Company is exposed to credit risk from both customers and on amounts held on deposit in financial institutions. In order to reduce its credit risk, the Company reviews a new customer's credit history before extending credit and conducts regular reviews of its existing customers' credit performance. An allowance for doubtful accounts may be established based upon factors surrounding the credit risk of specific accounts, historical trends and other information.

Currency Risk
Currency risk is the risk to the Company's earnings that arise from fluctuations of foreign exchange rates and the degree of volatility of these rates. For the container operations the customers and suppliers are located in Canada and there is limited exposure to currency risk.  The EKO-FLOR operations will have international customers and the sale of product may be negotiated in a currency other than the Canadian functional currency.  Purchase of equipment and supplies will also be sourced from foreign sources.  Because of current limited activity in the EKO-FLOR operations fluctuations in the foreign exchange rates will not be significant.

Interest rate risk
The Company has almost ten years remaining on a term loan which is variable based on current prime rate  An increase of 3% in the interest rates would increase the annual interest expense by approximately $5,800.

Liquidity risk
The Company manages its liquidity risk by preparing and reviewing actual and forecasted cash flows.  There are no assurances the sources of funds will be available to satisfy current obligations as noted in Note 2 Going concern.

10.	BUSINESS SEGMENTS

The Company operated in two reportable business segments; Container Terminal and EKO-FLOR.  The Container Terminal operations are organized as Conforce 1 Container Terminals, Inc., a 50.1% owned subsidiary of the Company.  The subsidiary is responsible for all container terminal operations.  EKO-FLOR is organized as Conforce Container Corporation a 100% owned subsidiary of the Company.  This subsidiary is responsible for the development, manufacturing and marketing of the Company’s EKO-FLOR product.  Operations to date have been research and development and an order from one customer.

 Business Segments –For the nine month period ended December 31, 2008 (restated):

	Container
	Terminals	EKO-FLOR	Consolidated

Revenues	$1,333,772	$-	$1,333,772

Direct cost of Sales	697,091	-	697,091
Interest expense	19,584	1,834	21,418
Amortization of long lived assets	17,444	99,356	116,800
Income tax recovery	5,885	-	5,885
Other expenses	597,335	140,625	737,960
Net loss	$(3,567)	$(241,815)	$(245,382)

Total Assets, December 31, 2008
Container Terminals	$353,864
EKO-FLOR	551,363
Consolidated Total Assets	$905,227

 For the period ended December 31, 2008, 93% of the Container Terminal revenue is generated by three major customers.

Business Segments –For the nine month period ended December 31, 2007 (restated)

	Container
	Terminals	EKO-FLOR	Consolidated

Revenues	$1,636,194	$-	$1,636,194

Direct cost of Sales	878,509	-	878,509
Interest expense	18,840	-	18,840
Amortization of long lived assets	22,087	-	22,087
Income tax expense	43,224	-	43,224
Other expenses	703,303	101,072	804,375
Income (Loss)	$(29,769)	$(101,072)	$(130,841)

Total Assets, December 31, 2007
Container Terminals	$730,335
EKO-FLOR	-

Consolidated Total Assets	$730,335

For the period ended December 31, 2007, 91% of the Container Terminal revenue is generated by three customers.

Business Segment – For three month period ended December 31, 2008

	Container
	Terminals	EKO-FLOR	Consolidated

Revenues	$327,785	$-	$327,785

Direct cost of Sales	181,116	-	181,116
Interest expense	7,396	965	8,361
Amortization of long lived assets	6,457	66,131	72,588
Income tax recovery	(44,134)	-	(44,134)
Other expenses	225,394	54,144	279,538
Net loss	$(48,444)	$(121,240)	$(169,684)

Business Segments – For the three month period ended December 31, 2007:

	Container
	Terminals	EKO-FLOR	Consolidated

Revenues	$681,102	$-	$681,102

Direct cost of Sales	385,219	-	385,219
Interest expense	6,332	-	6,332
Amortization of long lived assets	7,518	-	7,518
Income tax recovery	35,870	-	35,870
Other expenses	218,790	49,113	267,903
Net loss	$27,373	$(49,113)	$(21,740)

11.	CHANGES IN NON-CASH WORKING CAPITAL

	Three months ended		Nine months ended
	December	December	December	December
	2008	2007	2008 (restated)	2007 (restated)
			(see note 5)	(see note 5)

Accounts receivable	8,115	(83,906)	333,047	(172,443)
Accounts payable and accrued liabilities	551	(30,423)	15,542	30,723
Income taxes payable	(44,134)	30,960	39,926	29,071
Deferred Rent	8,676	-	6,383	(2,025)
	(26,792)	(83,369)	394,898	(114,674)

12.	COMPARATIVE STATEMENTS

The restated comparative figures have been reclassified to conform with the current year’s presentation.

Exhibit
No.	Description
2.0	Acquisition Agreement and Plan of Merger dated May 24, 2005 *
3.1	Certificate of Incorporation for Conforce International, Inc. *
3.1.1	Certificate of Incorporation for Conforce Container Corporation *
3.1.2	Certificate of Incorporation for Conforce 1 Container Terminals, Inc. *
3.2	Bylaws *
10.1	Canada Small Business Financial Loan dated November 26, 2008*
10.2	Sea Box, Inc. Purchase Order dated November 25, 2009 *
10.3	Letter of Agreement in Connection with the Strategic Partnership Between Conforce International, Inc. and Bayer MaterialScience, LLC. dated February 2, 2009 *
10.4	Advisory Agreement between WorldWide Associates, Inc. and Conforce International, Inc. dated April 2, 2007 *
10.5	Employment Renewal Proposal for Joseph DeRose dated October 31, 2008 *
10.6	Employment Proposal for Joseph DeRose dated Octobe 27, 2006 *
10.7	Employment Renewal Proposal for Joseph DeRose dated October 31, 2007 *

    * Denotes previously filed exhibits with Conforce International, Inc.’s Form 10-12G.

SIGNATURES

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Conforce International, Inc.

April 5, 2010	By:	/s/ Marino Kulas
Marino Kulas
President & CEO